UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2016

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Tuesday, May 24, 2016

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect ten directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2016.

3. To vote on a non-binding resolution to approve the compensation of our named executive officers.

4. To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 31, 2016 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2015 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ RICHARD D. GORELICK

Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 15, 2016

If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), and the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016. The proxy statement and annual report to security holders are available on our internet site at

http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2016 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Tuesday, May 24, 2016 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 15, 2016.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2016 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”); and

(iii) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Named Executive Officer Compensation”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 31, 2016, the record date for the Meeting, 37,113,380 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2016 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2, and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $8,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated the following ten persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter focused on inpatient pharmaceuticals and devices. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of Bristol-Myers Squibb Company. He serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, the Medical Device Innovation Consortium, and the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. Mr. Arduini is 51 years old.

KEITH BRADLEY, PH.D., has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley is an adviser to RPH Capital, Canada. He currently serves as a director and member of the compensation committee of SeaSpine Holdings Corporation. In addition, he previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 71 years old.

RICHARD E. CARUSO, PH.D., founded the Company in 1989 and served as the Company’s Chairman from March 1992 until January 2012 and as a director since March 1992. Dr. Caruso is currently the President and a founding member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, Chairman of the Board of Directors of Diasome Pharmaceuticals, LLC, a start-up company, and an advisor to NewSpring Capital and ePlanet Ventures II, both diversified venture capital financial investors. Further, he serves as the Chief Executive Officer of Smart Personalized Medicine, LLC and Chairman and Chief Executive Officer of CeeLite Technologies, LLC. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. In 2006, Dr. Caruso was named the Ernst and Young National Entrepreneur of the Year for the United States. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and the Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University, a Ph.D. degree from the London School of Economics, University of London (United Kingdom), and an honorary Ph.D. degree in medical engineering from Drexel University. Dr. Caruso is 72 years old.

STUART M. ESSIG, PH.D., is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in December 1997. He also served as our Chief Executive Officer from December 1997 until January 2012. In addition, he served as our President from December 1997 until November 2010. He currently serves as Managing Director of Prettybrook Partners LLC. Before joining Integra, Dr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Dr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Dr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to $20 billion in market capitalization. Dr. Essig currently serves on the board of directors of St. Jude Medical Corporation and Owens & Minor, Inc., as chairman of the board of directors of Breg, Inc., and as lead director of SeaSpine Holdings Corporation. In addition, he serves as the compensation committee chair and member of the governance and nominating committee of St. Jude Medical Corporation, member of the compensation committee of Owens & Minor, Inc., and the nominating and corporate governance committee chair of SeaSpine Holdings Corporation. He is a founding investor member of Tigerlabs, a Princeton-based business accelerator. He is an Executive in Residence at Cardinal Partners and a Venture Partner at Wellington Partners Advisory AG, both venture capital firms and serves as a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Dr. Essig received an A.B. degree, magna cum laude, from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business. Dr. Essig is 54 years old.

BARBARA B. HILL has been a director of the Company since May 2013. Ms. Hill is currently an Operating Partner of NexPhase Capital, a private equity firm, where she focuses on healthcare related investments and providing strategic operating support for its healthcare portfolio companies. Ms. Hill has served as an Operating Partner of NexPhase Capital since January 2016. Prior to that, Ms. Hill served as an Operating Partner of Moelis Capital Partners, a private equity firm, where she focused on healthcare-related investments and providing strategic operating support for its healthcare portfolio companies. She served as an Operating Partner of Moelis Capital Partners from March 2011 to January 2016. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, from August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Currently, she serves as a board member as well as a member of the compensation committee of St. Jude Medical Corporation, a medical device company. In addition, Ms. Hill serves as a board member and a member of the audit committee of Omega Healthcare Investors, Inc., a Maryland real estate investment trust. Ms. Hill also serves as a board member of Revera Inc., a Canadian company operating seniors’ facilities throughout Canada and the United States. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University. She is 63 years old.

LLOYD W. HOWELL, JR. has been a director of the Company since March 2013. Mr. Howell is an Executive Vice President at Booz Allen Hamilton, where he has held a variety of leadership positions since originally joining the firm in 1988 as a consultant. He currently serves as the Civilian Market Group Leader of Booz Allen Hamilton. From 2009 to 2013, he served as the Client Service Officer of the Financial Services Account in the Civil Market at Booz Allen Hamilton where he led the business in delivering the firm’s strategic, technology and analytics capabilities and service offerings to both the federal and private sectors. From April 2005 to April 2009, he served as the Strategy and Organization’s Capability Leader at Booz Allen Hamilton, a

group that he has been a member of since 1995. Prior to that, from 1993 to 1995, he worked at Goldman Sachs as an Associate in their Investment Banking Division. Currently, Mr. Howell is a board member of the Partnership for Public Service, Capital Partners for Education, Management Leadership for Tomorrow, the Executive Leadership Council, the University of Pennsylvania’s Engineering School, and the St. Albans School. Mr. Howell received a B.S. in Electrical Engineering from the University of Pennsylvania and an M.B.A. from Harvard University. Mr. Howell is 49 years old.

DONALD E. MOREL, JR., PH.D., has been a director of the Company since August 2013. Dr. Morel, until April 2015, was the Chief Executive Officer and, until June 2015, was Chairman of the Board of Directors of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. Dr. Morel served as the Chief Executive Officer of West Pharmaceutical Services, Inc. from April 2002 to April 2015, Chairman of the Board of Directors of West Pharmaceutical Services, Inc. from March 2003 to June 2015 and a director of West Pharmaceutical Services, Inc. from March 2002 to June 2015. In addition, he served as President of West Pharmaceutical Services, Inc. from April 2002 to June 2005. Dr. Morel served as a director of Kensey Nash Corporation, a medical device product development and manufacturing company, from March 2010 to June 2012 as well as a member of its audit and compensation committees. He serves on the Board of Directors of Catalent, Inc. He serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center and as a member of the board of trustees of The Franklin Institute and of Lafayette College. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University. Dr. Morel is 58 years old.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate-wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. In 2005, he became a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 68 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He was the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company focused on first-in-class therapeutics for chronic HBV infection from March 2014 to December 2015 until it was acquired by Johnson & Johnson. Prior to joining Novira Therapeutics, Inc. in March 2014, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc. from September 2011 to July 2013. Omthera was an emerging specialty pharmaceuticals company focused on the clinical development of therapies for dyslipidemia until it was purchased by AstraZeneca Plc in July 2013. From April 2010 to September 2011, Mr. Schade served as Executive Vice President and Chief Financial Officer at NRG Energy, a NYSE listed, S&P 500 wholesale power generation company based in Princeton, NJ. While there, he was responsible for corporate financial functions, including Treasury, Accounting, Tax, Risk, Credit Management and Insurance. Prior to joining NRG, he was Senior Vice President Administration and Chief Financial Officer at Medarex Inc., a NASDAQ listed, Princeton-based biopharmaceutical company. He also helped Medarex to grow to become a leading pharmaceutical development company, raising capital through a series of public capital market and asset monetization transactions. While there, he also oversaw the manufacturing of multiple development/clinical programs and was responsible for the business development team. Before joining Medarex in 2000, Mr. Schade served as Managing Director at Merrill Lynch in London, where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients.

He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves on the Board of Directors of Indivior, a UK listed spinoff of the pharmaceutical division of the consumer products conglomerate, Reckitt Benckiser. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 55 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. He is a Co-Founder of, and currently the Principal Advisor to, the Clover Investment Group. Between 1986 and April 2009, he held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions and Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan currently serves as a member of the Board of Directors of SeaSpine Holdings Corporation. He serves as a member of SeaSpine Holdings Corporation’s audit committee and nominating and corporate governance committee. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 72 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and six special meetings during 2015. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Mr. Arduini, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco.

The Company has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2015, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

COMMITTEE COMPOSITION

	Audit	Nominating and Corporate Governance	Compensation	Finance

Stuart M. Essig, Ph.D.

Peter J. Arduini

Keith Bradley, Ph.D.

Richard E. Caruso, Ph.D.

Barbara B. Hill

Lloyd W. Howell, Jr.

Donald E. Morel, Jr., Ph.D.

Raymond G. Murphy

Christian S. Schade

James M. Sullivan ,#

= Chairman of the Board = Chair = Member = Independent Under NASDAQ Listing Standards #=Presiding Director

Audit Committee. The members of the Audit Committee are Mr. Murphy (chair), Mr. Howell, Mr. Schade and Mr. Sullivan. The Committee met eight times in 2015. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Mr. Murphy, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Sullivan (chair), Dr. Bradley and Ms. Hill. The Committee met five times in 2015. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. However, both the Nominating and Corporate Governance Committee and the Board of Directors evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. The Nominating and Corporate Governance Committee and the Board consider a broad range of experience and attributes for this purpose.

The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock that such candidate beneficially owns, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

Compensation Committee. The members of the Compensation Committee are Dr. Bradley (chair), Ms. Hill and Dr. Morel. The Committee met seven times in 2015. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange

Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 5,000 shares of common stock during the previous 12 months, however, remains with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 22, 2015.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Oversight and Authority Over Executive Compensation — Role of Chief Executive Officer and Management in Executive Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.

During 2016, the Compensation Committee of the Board of Directors engaged Willis Towers Watson (formerly Towers Watson) to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay Proposal (ii) shareholder advisory matters, and (iii) compensation arrangements for the Chief Executive Officer, Chief Financial Officer and other executive officers for 2015. During 2015, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis, Say on Pay Proposal and Third Amended and Restated 2003 Equity Incentive Plan Proposal, (ii) shareholder advisory matters, (iii) compensation arrangements for the Chief Executive Officer for 2014, (iv) compensation analysis of the Company’s future spin-off spine business’ Chief Executive Officer, Chief Financial Officer, Chairman of the Board, and non-employee directors, (v) analysis of the equity treatment of the Company in relation to the future spin-off of its spine business, and (vi) market data on non-employee director compensation in 2015. During 2014, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and the Say on Pay proposal, (ii) shareholder advisory matters, (iii) compensation arrangements for the Chief Executive Officer and Chief Financial Officer for 2013, (iv) Mr. Arduini’s amended and restated employment agreement with the Company, (v) the amended and restated employment agreement between John B. Henneman, III, the Company’s former Chief Financial Officer, and the Company, and (vi) the design of the Company’s annual and long-term incentive plans. During 2013, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, (ii) the design of the Company’s annual and long-term incentive plans, (iii) change in control and severance guidelines, (iv) market data for the Company’s top executive officers compensation in 2012 and (v) market data on non-employee director compensation in 2012.

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Mr. Howell and Mr. Murphy. The Committee met two times in 2015. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board of Directors has determined that each of the members of the Finance Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

DIRECTOR QUALIFICATIONS

As indicated above under “Information Concerning Meetings, Executive Sessions and Certain Committees — Nominating and Corporate Governance Committee,” the Board of Directors has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

In identifying appropriate candidates to serve as directors, the Board believes that individuals with experience as chief executive officers, chief financial officers or senior executives have demonstrated leadership skills and experience to provide sound business judgment and insights to assist the Company in addressing the issues that the Company faces. In addition, the Board considers public company experience when evaluating director candidates. While the Board values experience in the medical device or life sciences industries, it also seeks to include a broad range of experiences such as academic, financial and international experience. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

Mr. Arduini has served as our President and Chief Executive Officer and as a director since January 2012. He joined the Company in November 2010 as President and Chief Operating Officer. Before joining the Company, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. The Board greatly values his significant experience and knowledge of the medical device and life sciences industries with a public company, leadership skills, operating skills, international and human resources experience and business acumen.

Dr. Bradley has been a director of the Company since 1992. He has experience as a director of SeaSpine Holdings Corporation, a company listed on the Nasdaq and Highway Insurance plc, a company listed on the London Stock Exchange, as well as a consultant to a number of business, government and international organizations and significant international academic experience and outside board and chair experience. Dr. Bradley’s experience and knowledge of the Company, his international business, accounting and executive compensation experience, consulting and teaching background in management and management strategy, as well as outside board experience, enable him to make significant contributions to the Board.

Dr. Caruso founded the Company in 1989 and served as a director since March 1992 and as the Company’s Chairman of the Board of Directors from March 1992 until January 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. He currently is the President and a member of The Provco Group, a venture and real estate investment company, and is an advisor to several funds that invest in life sciences companies. The Board believes that it benefits greatly by having a director with significant experience and knowledge of the Company and the medical device and life sciences industries, leadership and risk management skills, product and business development expertise, financing and international experience, business acumen and outside board experience.

As indicated below under “Board Leadership Structure,” Dr. Essig has served as Chairman of the Board of Directors since January 2012 and has been a director since 1997. He served as both President and CEO of the Company from 1997 until 2010 and then as CEO from 2010 to 2012. Prior to joining the Company, he was a managing director at Goldman, Sachs & Co. where he supervised the medical technology practice. In addition, he serves as a board member of St. Jude Medical Corporation and Owens & Minor, Inc., both NYSE-listed companies, as well as SeaSpine Holdings Corporation, a Nasdaq listed company. Previously he served on the board of directors of Zimmer Holdings, Inc., a NYSE-listed medical device company, and ADVAMED, a trade association that represents the medical device industry. Dr. Essig’s significant experience in serving as an investment banker for numerous medical device companies, his finance, business development, management, leadership and risk assessment skills, his knowledge of the Company, and his broad knowledge of, and strategic perspective in, the medical device industry, as well as his manufacturing, compliance, public company and outside board experience, make him a highly valued Chairman of the Board.

Ms. Hill is an Operating Partner of NexPhase Capital, a private equity firm. She previously served as an Operating Partner of Moelis Capital Partners, a private equity firm. In addition, she previously served as Chief Executive Officer and a director of ValueOptions, Inc., as Chief Executive Officer and Chairman of the Board of Woodhaven Health Services, and as President and a director of Express Scripts. She also serves as a board member of St. Jude Medical Corporation, a NYSE-listed company and Omega Healthcare Investors, Inc., a NYSE-listed real estate investment trust. Her experience in the healthcare and medical device industry, in leadership and management and her outside board experience provides valuable contributions to the Board.

Mr. Howell is an Executive Vice President as well as the Civil Market Group Leader at Booz Allen Hamilton, where he has held a variety of leadership positions since joining the firm in 1988. At Booz Allen Hamilton, Mr. Howell has led the business in delivering the firm’s capabilities and service offerings to both the federal and private sectors. The Board believes that it benefits greatly by having a director who is a seasoned senior executive with extensive business expertise. His management and leadership experience provide valuable contributions to the Board.

Dr. Morel was the Chief Executive Officer of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries between April 2002 and April 2015. He has significant biomedical and pharmaceutical experience with over 20 years of experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications. In addition, having served in a variety of increasingly responsible roles at West Pharmaceutical Services, Inc., including Chief Operating Officer, head of the drug delivery division and Vice President of Research and Development, Dr. Morel has considerable experience identifying and implementing strategic priorities. Dr. Morel’s experience as the Chief Executive Officer of a publicly held life sciences company and as a director of public companies as well as his leadership and management experience make him well qualified to serve on the Board.

Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. between 2004 and 2008. He also served in various other leadership positions at Time Warner and at America Online, Inc., Marriott International, Inc., Manor Care, Inc., Ryder System Inc. and WR Grace & Company. His financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience enable him to make valuable contributions to the Board.

Mr. Schade was the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company, from March 2014 to December 2015 until it was acquired by Johnson & Johnson. In addition, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc., a former public company that is an emerging specialty pharmaceuticals company from September 2011 to July 2013. Prior to that time, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a NYSE-listed company, since May 2010. He was formerly the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc., a NASDAQ-listed life sciences company prior to its acquisition by Bristol-Myers Squibb Company. He also served in various other leadership positions at Medarex and Merrill Lynch. The Board greatly values his expertise in corporate management, finance, manufacturing, accounting and human resources, his management, leadership, business development and risk management skills, as well as his international experience and significant knowledge and experience in the life sciences industry with a public company.

Mr. Sullivan has been a director since 1992. He is the Senior Advisor to the Clover Investment Group. He has held several top leadership positions with Marriott International, Inc., Tenly Enterprises, Inc., Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heubein, Inc. and was a senior auditor for Arthur Andersen & Co. He has experience as a director of SeaSpine Holdings Corporation, a company listed on the Nasdaq. His experience and knowledge of the Company, financial expertise and experience in corporate management, business development, risk assessment and international business, his background in accounting and auditing, his public company experience with global companies, as well as his outside board experience, are highly valued qualifications.

For additional information on the background and experience of each of our directors, see “Proposal 1. Election of Directors.”

BOARD LEADERSHIP STRUCTURE

The Company currently has ten members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan. All current members of the Board are nominees for election to the Board at the 2016 annual meeting of stockholders.

As indicated above, Mr. Arduini has served as both President and Chief Executive Officer and as a director of the Company since January 2012 and as both President and Chief Operating Officer from November 2010 until January 2012. His position is separate from that of the Executive Chairman of the Board. We view having the Chairman position separate from the CEO as putting the Company in the best position to oversee all executives of the Company and set a pro-shareholder agenda without presenting potential conflicts that having the two positions combined might pose. This separation of roles, in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board of Directors since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe that we benefit greatly by having a Chairman with significant experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

The Board of Directors appointed Mr. Sullivan Presiding Director, effective as of May 17, 2012. He has been a director since 1992. Accordingly, he has significant experience with, and knowledge of, the Company, its operations, products and history. We believe that we benefit greatly by having a Presiding Director with significant experience and knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe that having a separate Presiding Director to, among other things, serve as the primary liaison between the independent directors and the CEO, counsel the CEO on key board governance issues and preside over board meetings if the Chairman of the Board is absent leads to a more effective board of directors.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of our financial statements. Management meets regularly with the Audit Committee to discuss and review the financial risk management processes. These discussions address compliance with Sarbanes-Oxley (including discussions regarding internal controls and procedures), disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters. Our internal audit team’s responsibilities include providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results. Management also regularly discusses with the Audit Committee liquidity, capital, funding needs and other financial matters.

The Compensation Committee oversees risk relating to executive compensation programs. The Compensation Committee considers compensation risk during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors. Management recently conducted a review and risk assessment of the Company’s 2016 incentive compensation programs (which cover the executive officers and certain other employees in the United States, Australia, Canada, Europe, New Zealand, Asia Pacific and Latin America regions, Mexico and Puerto Rico) and presented a report to the Board on this subject at its February 2016 meeting. The Compensation Committee reviewed this report and approved the conclusions that (i) our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior and (ii) we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. See “Risk Assessment Regarding Compensation Policies and Practices” below.

The Nominating and Corporate Governance Committee has oversight of corporate governance matters. These matters include evaluation of the performance of the Board, its Committees and members, as well as establishing policies and procedures for good corporate governance.

The Finance Committee has oversight on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives.

Each year management presents a detailed report to the Board on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assists the Board in its evaluation of the Company’s risk management practices.

Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior executive team annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment involves many members of management and obtains management’s views of all the business risks facing the Company. Management reports to, and discusses with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan, our budget and our internal audit plans, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the longer-term sustainability of our business;

•

Stock ownership guidelines, with holding periods until guidelines are achieved, that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Effective systems and processes in place to identify and assess risk.

Our Compensation Committee considered the risk implications of our compensation practices during its deliberations on the design of our 2016 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER

COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. All ten of our incumbent nominee directors attended the 2015 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Peter J. Arduini	51	President and Chief Executive Officer and Director
Mark Augusti	50	Corporate Vice President, President — Orthopedics and Tissue Technologies
Kenneth Burhop, Ph.D.	62	Corporate Vice President, Chief Scientific Officer
Glenn G. Coleman	48	Corporate Vice President and Chief Financial Officer
Robert T. Davis, Jr.	57	Corporate Vice President, President — Specialty Surgical Solutions
Lisa Evoli	46	Corporate Vice President, Chief Human Resources Officer
Richard D. Gorelick	55	Corporate Vice President, General Counsel, Administration and Secretary
John Mooradian	60	Corporate Vice President, Global Operations and Supply Chain
Judith E. O’Grady	65	Corporate Vice President, Global Regulatory Affairs
Dan Reuvers	53	Corporate Vice President, President — International
Joseph Vinhais	48	Corporate Vice President, Global Quality Assurance

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter focused on inpatient pharmaceuticals and devices. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of Bristol-Myers Squibb Company. He serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, the Medical Device Innovation Consortium and the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

MARK AUGUSTI is Integra’s Corporate Vice President and President of Orthopedics and Tissue Technologies. Mr. Augusti is responsible for the management of the Orthopedics and Tissue Technologies global division, which includes extremity implants, tissue products, and the private label business. His responsibilities include U.S. commercial leadership, global portfolio management, evaluation of corporate development opportunities and overall strategic direction. He joined Integra in April 2014 as Corporate Vice President and President of Orthopedics and Tissue Technologies, and brings over 25 years of executive management experience in medical technology. Prior to joining Integra, Mr. Augusti served as Chief Executive Officer at Bioventus LLC, from May 2012 to August 2013, and was a member of the company’s Board of Directors during the same period. Prior to that, Mr. Augusti spent nine years with Smith & Nephew, from April 2003 to April 2012, in a series of leadership roles, including President of Smith & Nephew’s Biologic Division, where he was appointed to lead Smith & Nephew’s new biologics initiative. He also served as Smith & Nephew’s President of the Orthopaedic Trauma & Clinical Therapies Global Business and Senior Vice President and General Manager of the Trauma business. Prior to that, from 1987 to 2000, he spent 13 years at GE Medical Systems, where he held various sales, marketing and strategic management roles, both in the U.S. and internationally. Mr. Augusti received his M.B.A. from the UCLA Anderson School of Management, and his B.S. in Computer Science and Economics from Duke University.

KENNETH BURHOP, PH.D. is Integra’s Corporate Vice President, Chief Scientific Officer. Dr. Burhop is responsible for setting Integra’s strategic scientific vision and roadmap, as well as leading the Company’s portfolio prioritization and management and the scientific evaluation of corporate development and new product opportunities. He joined Integra in February 2014 as Senior Vice President, Chief Scientific Officer and was appointed Corporate Vice President in March 2014. Prior to joining Integra, Dr. Burhop served as Chief Scientific Officer at Sangart, Inc., from January 2011 to October 2013. Prior to joining Sangart, Inc., he spent 24 years with Baxter Healthcare Corporation, from 1986 through 2010, in a series of leadership roles such as Vice President, R&D, Baxter Pharmaceutical Technologies and Vice President, Global Scientific Lead for Baxter’s Medication Delivery Division, a business with over $4 billion in annual sales. Dr. Burhop received his Ph.D. and M.S. in Veterinary Science from the University of Wisconsin-Madison, and his B.A. in Zoology from the University of Wisconsin-Milwaukee.

GLENN G. COLEMAN is Integra’s Corporate Vice President, Chief Financial Officer and Principal Accounting Officer. Mr. Coleman is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax, treasury, risk management, investor relations, as well as information technology. He joined Integra in May 2014 as Corporate Vice President, Chief Financial Officer and Principal Accounting Officer, and has 25 years of experience in financial management positions with leading global businesses. Prior to joining the Company, from 2008 to May 2014, Mr. Coleman served as Vice President Finance, Corporate Controller at Curtiss-Wright Corporation, a $2.5 billion global company headquartered in Charlotte, North Carolina that delivers highly-engineered, critical function products and services to the commercial, industrial, defense and energy markets. Prior to joining Curtiss-Wright in 2008, Mr. Coleman worked at Alcatel-Lucent from 1997 to 2007, in various finance executive leadership positions, including Vice President for the Wireless and Wireline Business Groups, Controller for the Americas region, Vice President of Internal Audit and Finance Director of External and Internal Reporting. Prior to that, Mr. Coleman began his career at PricewaterhouseCoopers LLP where he was the lead Senior Manager for a top global account. Mr. Coleman received his B.S. degree from Montclair State University and has also been a CPA in New Jersey for more than 20 years.

ROBERT T. DAVIS, JR. is Integra’s Corporate Vice President, President — Specialty Surgical Solutions. His responsibilities within Specialty Surgical Solutions include leadership of sales, marketing, product development, regulatory affairs, quality assurance, Global Services and Repair and manufacturing worldwide. Mr. Davis joined Integra in July 2012 as President of the Global Neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in November 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the General Manager for the Global Anesthesia & Critical Care business at Baxter Healthcare, from 2009 to 2012, and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound from 1997 to 2009. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

LISA EVOLI is Integra’s Corporate Vice President, Chief Human Resources Officer. Ms. Evoli is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. She joined Integra as Corporate Vice President, Chief Human Resources Officer in January 2016. Ms. Evoli brings significant global Human Resources leadership experience. Prior to joining Integra, she served as Vice President, Human Resources for the Data & Devices division of TE Connectivity (formerly Tyco Electronics) from September 2012 through December 2015. Prior to working for TE Connectivity, Ms. Evoli held senior global human resources leadership positions with Johnson & Johnson from 2004 through December 2011 in both the Pharmaceutical and Consumer sectors. She held various global human resources leadership roles at Motorola specifically in their Broadband Communications and Automotive groups from 1997 through 2004, and again in April 2011 through August 2012 serving in a Talent Management & Organizational Development leadership role. Ms. Evoli received her B.S. in Business Administration from California University of Pennsylvania and an M.S. in Human Resources / Organizational Development from Villanova University.

RICHARD D. GORELICK is Integra’s Corporate Vice President, General Counsel, Administration and Secretary. Mr. Gorelick was appointed Integra’s Corporate Vice President in December 2012. He joined Integra as Vice President and General Counsel in 2000, and was appointed Senior Vice President and Corporate Secretary in 2006. Mr. Gorelick also chaired the Human Resources Department from 2008 to 2011 and from

August 2015 to January 2016. He also oversees Environmental, Health and Safety. Prior to joining Integra, he spent four and a half years at Aventis Behring LLC, a global leader in biologics (plasma proteins) as Associate General Counsel, where his practice focused on technology licensing, strategic alliances, acquisitions and managing commercial litigation. Prior to that, Mr. Gorelick worked in the Business and Finance Section of Morgan, Lewis & Bockius LLP, in Philadelphia, where his practice concentrated on transactions, corporate reorganizations, creditors’ rights and secured transactions. Mr. Gorelick received his A.B. degree from Princeton University and a J.D. degree from the University of California at Berkeley School of Law.

JOHN MOORADIAN is Integra’s Corporate Vice President, Global Operations and Supply Chain. His responsibilities include global manufacturing and supply chain. Mr. Mooradian was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in September 2012 as Senior Vice President, Global Operations and Supply Chain. Before coming to Integra, Mr. Mooradian spent 24 years at Abbott Laboratories in a series of leadership roles, including managing the Hematology and Point of Care businesses and, more recently, worldwide operations at Abbott Diagnostics Division, a $4 billion business with over 11,000 employees. Prior to Abbott, Mr. Mooradian held several positions at General Motors. Mr. Mooradian received a B.B.A. degree in Management from the University of Texas, Arlington.

JUDITH E. O’GRADY is Integra’s Corporate Vice President, Global Regulatory Affairs. She was appointed Integra’s Corporate Vice President in December 2012. In addition, Ms. O’Grady was Corporate Vice President, Global Regulatory Affairs and Corporate Compliance Officer from December 2012 to June 2014, Senior Vice President of Regulatory Affairs, and Corporate Compliance Officer from September 2012 to December 2012, and Senior Vice President, Regulatory Affairs, Quality Assurance, and Corporate Compliance Officer from 2007 to September 2012. Previously, she was Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs. Ms. O’Grady has worked in the areas of medical technology and collagen technology for over 25 years. Prior to joining Integra, Ms. O’Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

DAN REUVERS is Integra’s Corporate Vice President, President — International. His responsibilities include executive oversight and leadership of all of Integra’s international businesses, including Europe, Middle East, Africa, Latin America, Asia Pacific and Canada. He joined Integra in 2008 as Vice President of Marketing and Product Development for Integra’s surgical instruments business and was promoted to President of the acute surgical instruments business in June 2010. He was appointed President — Instruments in 2011, Corporate Vice President in December 2012, and President — International in November 2013. Mr. Reuvers was President of Omni-Tract Surgical from September 2005 until December 2008, when the company was acquired by Integra. Mr. Reuvers has over 25 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management. He serves on the board of directors of Respirtech, Inc.

JOSEPH VINHAIS is Integra’s Corporate Vice President, Global Quality Assurance. His responsibilities include strategic direction for corporate quality systems. Mr. Vinhais joined Integra in September 2012 as Senior Vice President, Global Quality Assurance, and was appointed Corporate Vice President in December 2012. Mr. Vinhais has over 20 years of global quality experience in quality assurance, regulatory affairs, compliance, and operations execution. Prior to joining Integra, Mr. Vinhais was head of Quality Assurance, Regulatory Affairs, and Sustainability at Philips Healthcare Imaging Systems, from 2009 to September 2012, where he was responsible for quality assurance and regulatory affairs for the Computed Tomography and Nuclear Medicine business. Prior to Philips, Mr. Vinhais was General Manager of Quality Assurance & Regulatory Affairs at General Electric Healthcare, from 2007 to 2009. Mr. Vinhais received a B.S. in Information Sciences and Systems from Central Connecticut State University, a certificate in Medical Device Management from Worcester Polytechnic Institute, and a certificate in Regulatory Affairs and Compliance from Northeastern University.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2015 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2016. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2015, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2015	2014
	(In thousands)
Audit Fees	$4,030	$4,022
Audit-Related Fees	$1,923	$440
Total Audit and Audit-Related Fees	$5,953	$4,462
Tax Fees	$143	$195
All Other Fees	$1,099	$135
Total Fees	$7,195	$4,792

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to the spine business carve out audit and accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2014 or 2015.

The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2016. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking our stockholders’ vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as described in the “Executive Compensation” section of this proxy statement beginning on page 23. In deciding how to vote on this proposal, the Board and the Compensation Committee (the “Committee”) invite you to consider the recent actions that we implemented to our executive compensation programs as stated below. In addition, we summarize our compensation programs more fully in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

At our annual meeting of stockholders held in May 2015, we submitted a non-binding advisory vote to our stockholders to approve our executive compensation (“Say on Pay”). Approximately 99% of the stockholders who voted on our Say on Pay proposal voted in favor of it. We attribute that broad support in part to our continued efforts to understand and address the feedback we received from our stockholders. Specifically, we have continued our investor outreach program that includes (i) engaging a third-party firm to interview institutional investors to understand how investors perceive our management team and strategy, including our executive compensation program; (ii) regular meetings with investors to discuss the Company’s strategic plan and growth prospects; and (iii) individual, detailed meetings with stockholders to obtain feedback. We have used the results of this program to help guide our thinking about our compensation programs. We will continue our outreach to stockholders and proxy advisors to sustain and, where appropriate, refine alignment on executive compensation practices.

The compensation awarded to our Chief Executive Officer (“CEO”) and other NEOs for 2015 recognizes the positive financial, operational and shareholder return performance of the Company. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to recruit and retain highly skilled and experienced executives. The CD&A provides a comprehensive discussion and rationale for the 2015 pay decisions made by the Committee and the correlation to Company performance.

As described in the CD&A, our executive compensation programs are designed to attract, retain and motivate our NEOs, who are crucial to our long-term success. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals. In 2015, we implemented the following compensation actions:

•

Long-Term Equity Incentive Plan: The Company continued its practice of granting 50% of its annual equity awards to the CEO and CFO in the form of performance stock units. After applying this approach for all other NEOs’ annual equity awards, the Committee also approved and awarded additional equity compensation to certain NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014.

•

Stock Ownership Guidelines and Retention Requirements: In order to align the long-term interests of the CEO with stockholders, the Company’s corporate governance guidelines were amended by increasing the CEO’s stock ownership requirement from five times to six times his annual base salary.

•

Peer Group: The Company’s peer group was amended in order to better align itself with companies that are similar in size (revenue and market capitalization) and in the same industry as Integra and with whom Integra may compete for executive talent.

In addition to the actions stated above, we maintain and continuously review our existing compensation practices through strong corporate governance practices, which feature the following:

•	Separation of the Chairman of the Board and the Chief Executive Officer;

•	Appointment of a Presiding Director;

•	An independent compensation consultant reporting directly to the Committee;

•	An annual risk assessment of our compensation practices;

•	Significant stock ownership guidelines that align director and executive officer interests with those of our stockholders;

•	An annual stockholder advisory vote on executive compensation; and

•	An Insider Trading Policy that prohibits hedging and pledging of our securities.

We believe that all of these features demonstrate our responsiveness to our stockholders, our commitment to our pay-for-performance philosophy and our goal of aligning management’s interests with those of our stockholders to support the creation of long-term value. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at our 2016 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement is hereby APPROVED by the stockholders of Integra.”

Because the Say on Pay vote is advisory, it will not bind the Company, the Committee or our Board. That said, because we value the opinions of our stockholders, the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With regard to the frequency of future votes on Say on Pay, the Board determined that it would submit a Say on Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2017 annual meeting of stockholders.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2015, which we have continued to refine through feedback from stockholders, continuing assessments of competitive practices, and alignment with our performance. We use this program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) made 2015 compensation decisions for our 2015 NEOs:

•	Peter J. Arduini, our President and Chief Executive Officer (“CEO”);

•	Glenn G. Coleman, our Corporate Vice President and Chief Financial Officer (“CFO”);

•	Mark Augusti, our Corporate Vice President, President — Orthopedics and Tissue Technologies;

•	Richard D. Gorelick, our Corporate Vice President, General Counsel, Administration and Secretary; and

•	Robert T. Davis, Jr., our Corporate Vice President, President — Specialty Surgical Solutions.

The Committee establishes the philosophy, approves the design of, and administers our executive compensation program. The report of the Committee appears at the end of this section. In addition to the Company’s continuing its enhanced investor outreach program, the Committee has continued to evolve the core elements of its executive compensation program, as follows:

•	Utilized a Performance Incentive Compensation Plan (the “Bonus Plan”) containing a formulaic funding mechanism (based on quantitative metrics) for annual cash bonuses;

•

Refined the Long-Term Equity Incentive Plan as it relates to non-qualified stock options for certain NEOs. We continued the practice of granting 50% of the annual equity awards to the CEO and CFO in the form of performance stock units. After applying this approach for all other NEOs’ annual equity awards, the Committee also approved and awarded additional equity compensation to certain NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014.

•	Granted equity pursuant to the Long-Term Equity Incentive Plan that includes a double-trigger change in control provision and a clawback provision; and

•	Created new stock retention requirements for executive officers and directors.

Listening to Our Stockholders

At our 2015 Annual Meeting, approximately 99% of the stockholders who voted on our 2015 Say on Pay proposal voted in favor of the proposal. We believe that this support resulted largely from the continuous improvements that we have made and continue to make in our executive compensation programs and the effect that they have had on the performance of the Company. The Company makes its directors available to institutional investors who wish to discuss the Company’s policies and practices, including with respect to executive compensation. Continuing our investor outreach efforts, we gained feedback with respect to our executive compensation programs over the course of the year in a number of different settings. Integra’s management team participated in twelve institutional investor conferences where we discussed our strategic plans and growth prospects, and met with over 300 institutional investors. In November 2015, we held an Investor Day to discuss our strategic plans and growth prospects. There were over 150 individual and institutional investors in attendance or listening via webcast. We also held discussions with our largest investors as a result of the spin-off of the Company’s orthobiologics and spine fusion hardware business (also referred to as the “spine business”) and subsequent equity offering. These discussions often included Integra’s executive compensation program. The Committee considered the feedback obtained from our investor outreach program when making decisions relating to executive compensation for 2015.

As a result of the stockholder outreach conducted during the past several years and the Committee’s own deliberations with the assistance of third-party advisers, we continue to evolve the executive compensation programs. We continue these practices in 2016 in order to reinforce a pay-for-performance culture. The table below provides a summary of (i) the program elements from 2015 and (ii) how we applied those elements in 2016 for performance in 2015 and beyond.

Element	2015	2016+
Link between performance and compensation

•    All compensation decisions made in 2015 for 2014 performance reflected an assessment of each NEO’s performance against goals established at the beginning of 2014.

•    Specific financial objectives for funding the pool for cash incentives, and for each NEO’s division or function, were established within the first 90 days of 2015.

•    The Company continued its practice of granting 50% of its annual equity awards in the form of PSUs for the CEO and CFO. After applying this approach for all other NEOs’ annual equity awards, the Committee also approved and awarded additional equity compensation to certain NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014.

•    The restricted stock units granted to the CEO in 2015 are deferred and will not be delivered until after the CEO’s departure.

•    Because the Company met its 2014 financial metrics provided in the Performance Incentive Compensation Plan (the “Bonus Plan”), the Company paid cash bonuses to the NEOs in 2015 for 2014 performance under the Bonus Plan.

•    Continuing current practices.

•    50% or more of the equity program is performance-based (see “Performance-based stock grants” Section in this table below).

•    Because the Company met its 2015 financial metrics provided in the Bonus Plan, the Company paid cash bonuses to the NEOs in 2016 for 2015 performance under the Bonus Plan.

Element	2015	2016+
Use of discretion

•    The Bonus Plan approved at the 2013 Annual Meeting provides the Committee with only negative discretion to reduce (but not increase) cash incentive payments intended to constitute “qualified performance-based compensation.”

•    The Bonus Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to allow tax deductibility for payments intended to qualify as performance-based compensation.

•    Includes a clawback provision.

•    The Company funded the overall annual cash incentive pool for 2014 performance pursuant to the Bonus Plan at 102% of target.

•    Based on strong financial and other qualitative measures in 2014, the Company’s NEOs earned cash bonuses for 2014 performance paid in March 2015 up to 135% of each NEO’s respective target. The Committee determined such cash bonuses based upon the strong individual performance of each of the NEOs, achievement of several critical business priorities ahead of expectations, successfully meeting or exceeding strategic objectives, optimizing the Company’s organizational structure, systems and processes, and meeting the objectives to enhance overall commitment to quality and regulatory compliance.

•    Continuing current practices.

•    The Company funded the overall annual cash incentive pool for 2015 performance pursuant to the Bonus Plan at 147% of target.

•    Based on strong financial and other qualitative measures of performance in 2015, the Company’s NEOs earned cash bonuses for 2015 performance paid in March 2016 up to 150% of each NEO’s respective target. The Committee determined such cash bonuses based upon the strong individual performance of each of the NEOs, achievement of several critical business priorities ahead of expectations, successfully meeting or exceeding strategic objectives, optimizing the Company’s organizational structure, systems and processes, and meeting the objectives to enhance overall commitment to quality and regulatory compliance.

Element	2015	2016+
Performance-based stock grants

•    50% of the CEO’s and CFO’s 2015 equity grant was in the form of PSUs with annual vesting over three years contingent on achieving a 3% annual revenue growth goal.

•    In addition to the 50% of the 2015 equity grant for the CEO and CFO being in the form of PSUs, 30% of such 2015 equity grants were in the form of non-qualified stock options, which the Committee, Board and management view as performance-based equity.

•    The Company continued its practice of granting 50% of its annual equity awards to all other NEOs in the form of PSUs. After applying this approach for 2015 equity awards for 2014 performance, the Committee also approved and awarded additional equity compensation to certain NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014.

•    Each grant considered

• 2014 performance;

• Future potential and retention needs; and

• Competitive market data considerations.

•    Both of the (i) second installment of the PSUs granted to the NEOs in 2013 vested in 2015 and (ii) first installment of the PSUs granted to the NEOs in 2014 vested in 2015 because the 2014 performance goal, based on revenue growth, was met. The first installment of the PSUs granted to the NEOs in 2013 that failed to vest in 2014 remained available to vest based on the achievement of a “catch-up” performance goal measured over the entire performance period.

•    Continuing current practices for the CEO and CFO except as stated below.

•    50% of each NEO’s 2016 equity grant (including the CEO and CFO) was in the form of PSUs with annual vesting over three years contingent on achieving three-year cumulative revenue growth performance goals, measured during each fiscal year of the performance period;

•    30% of each NEO’s 2016 equity grant (including the CEO and CFO) was in the form of non-qualified stock options, which the Committee, Board and management view as performance-based equity.

•    Each grant considered:

• 2015 performance;

• Future potential and retention needs; and

• Competitive market data considerations.

•    The (i) third installment of the PSUs granted to the NEOs in 2013, (ii) second installment of the PSUs granted to the NEOs in 2014, and (iii) first installment of the PSUs granted to the NEOs in 2015, all vested in 2016 because the 2015 performance goal, based on revenue growth, was met. In addition, the first installment of the PSUs granted to the NEOs in 2013 that failed to vest in 2014 also vested based on the achievement of the “catch-up” performance goal measured over the entire performance period.

Element	2015	2016+
Peer group	Integra’s peer group focuses on the medical technology industry and considers the complexity of Integra’s business, competitors for executive talent, as well as relative size (revenue and market cap). The Committee reviewed compensation of our NEOs relative to our peers, and as a result of our review, we made the following changes to our peer group in December 2015: (i) we removed CareFusion Corporation (acquired by Becton Dickinson) and Symmetry Medical Inc. (acquired by Tecomet) and (ii) added Abiomed, Inc. and Varian Medical Systems, Inc.	Will continue to focus on the medical technology industry, Integra’s complexity, competition for executive talent and relative size (revenue and market cap), making adjustments to the peer group as necessary given the aforementioned criteria. We will review compensation of our NEOs relative to our peers on an annual basis.
Change In Control provisions for equity awards	Continue to utilize “double trigger” provisions implemented in 2013 for acceleration of equity awards.	Continuing current practice.
Compensation recoupment (“clawback”) policy	Continue to utilize clawback policy implemented in 2013 that pertains to both the equity plans and Bonus Plan.	Continuing current practice.
Pre-clearance, Anti-hedging/pledging policy	Continue to mandate pre-clearance requirements to a broader group of executives. Continue to follow the anti-hedging/pledging policy that was implemented in 2013.	Continuing current practice.

The Company will continue its outreach to stockholders on an on-going basis to sustain and, where appropriate, refine alignment on executive compensation practices.

Philosophy

The Committee determines our executive compensation philosophy, which is to align each executive’s compensation with Integra’s short- and long-term performance. Accordingly, we have designed our executive compensation programs to enhance Integra’s ability to attract, retain and engage executives who are essential to Integra’s continued growth and success, and reward them when they deliver strong performance.

•

We linked our 2015 annual cash incentive program to financial metrics — including revenue, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and operating cash flow — which we believe drive the profitability and growth of the Company and long-term shareholder return. Cash incentive awards for NEOs are linked to the achievement of these financial metrics as well as performance of other objectives to advance the long-term strategy of the Company.

•

Our long-term equity incentive awards are aligned with stockholder interests because they focus on performance — for grants and vesting — as well as retention, and to facilitate long-term stock ownership.

•

In addition to stock ownership requirements for executive officers (increasing the CEO’s stock ownership holding requirements from five times to six times his base salary), our CEO holds certain equity grants whose payment is deferred until after he leaves the Company.

•	All compensation actions also are considered in the context of appropriately managing risk.

Overall, we design our compensation programs to attract and retain executives capable of (i) leading our Company, which is substantially more complex, international, and diversified in its business than other medical technology companies of comparable revenues, and (ii) growing our Company more rapidly than industry peers, consistent with our long-term objective to become a multi-billion dollar global, diversified, medical technology company.

In determining NEO compensation for 2015, some decisions, such as targets, were made in advance, while others, such as the determination of annual cash bonus awards for 2015 under the Bonus Plan and the long-term equity incentive awards, were made after performance could be evaluated. As a result, the Committee considered elements of the compensation for our NEOs at various times beginning in late 2014 and ending in early 2016.

2015 Company Performance

Integra made considerable changes and progress toward transforming the Company during 2015, as it advanced toward becoming a multi-billion dollar, global medical technology company. We outlined our strategy in 2012 to optimize our structure, execute consistently and accelerate growth. Since then, we have made significant progress on each of these fronts. We have addressed substantial challenges over the past three years, and we are now at an exciting and pivotal point to accelerate growth. The following represent our key accomplishments in 2015:

•

Completed the spin-off of our orthobiologics and spine fusion hardware business into SeaSpine Holdings Corporation (“SeaSpine”), a publicly held company, which we believe created value by allowing both companies, Integra and SeaSpine, to drive better results and grow faster with a greater focus on their respective markets;

•

Integrated our simplified, two-division global structure, with a greater focus on international presence, and aligned our resources to our divisions, increasing our ability to make faster decisions and to leverage our cost base;

•

Closed three acquisitions in 2015, deepening and strengthening our product portfolios — TEI broadens our current Regenerative Wound Care portfolio and provides a wound channel focused on the outpatient clinic, a key element of the successful mid-2016 introduction of our Diabetic Foot Ulcer product, Omnigraft™; the Salto Talaris® ankle and the Futura™ toe from Tornier further diversifies our lower extremity portfolio; and Tekmed, an exclusive distributor in the Italian medical sector for over 25 years will allow us to expand our European infrastructure, support our growth in Italy, and help us accelerate our international growth;

•	Increased our borrowing capacity from $900 million to $1.1 billion through an amended credit facility with terms extended through 2019;

•	Completed an equity offering of 3,795,000 shares of common stock at $61.00 per share, raising approximately $230 million in August 2015;

•

Demonstrated the strength of our underlying businesses and the success of our new product launches by improving our organic revenue growth profile during 2015 and achieving full year organic revenue growth of 6.7%; and

•

Advanced our diabetic foot ulcer strategy, for which we submitted the Premarket Approval Supplement application to the FDA in February 2015, published our FOUNDER Study in a peer-reviewed journal in August 2015, and received FDA approval of the PMA Supplement for Integra® Dermal Regeneration Template for the treatment of diabetic foot ulcers in January 2016, all of which contribute to our plans to initiate a U.S. commercial launch in mid-2016, potentially opening up the large and strategic outpatient wound care market.

Stock Performance

Our stock generated a three-year total return for stockholders of 92.4% from 2013 through 2015, compared to 90.2% for our peer group of companies and 65.8% for the NASDAQ Composite Index. For the year ended December 31, 2015, we ranked in the 61st percentile of total returns for the three-year period of our peer group.

*	For the full roster of members of our Peer Group, please refer to the section below entitled “Our Peer Group and the Markets in Which We Compete.”

2015 Performance Versus Financial Metrics

In 2015, we exceeded our revenue, adjusted EBITDA, operating cash flow and EBITDA targets. These results reflect significant progress made during 2015 on a series of strategic initiatives designed to help the Company grow. Our financial performance versus our targets is reflected below.

2015 Financial Performance Targets

	2015 Target	2015 Results	Result as % of Target

Revenue*	$834.5 Million	$882.7 Million	106%
Adjusted EBITDA*	$185.0 Million	$195.6 Million	106%
Operating Cash Flow*	$80.5 Million	$106.7 Million	133%
EBITDA	$89.3 Million	$138.8 Million	155%

*	On a continuing operations basis

See “Appendix B — Reconciliations of Non-GAAP Financial Measures” for a more detailed explanation of “Adjusted EBITDA” and “EBITDA.”

In February 2015, the Committee established the threshold objective 162(m) goal (70% of prior year EBITDA) as well as the 2015 performance targets under the Bonus Plan. The 2015 performance targets, revenue, adjusted EBITDA, and operating cash flow were all adjusted to reflect Integra’s performance on a continuing operations basis as stated above by the Committee in July 2015 pursuant to the Company’s spin-off of its orthobiologics and spine fusion hardware business.

The Company used these metrics again for 2015 because they provided a sound basis to measure profitability and growth and because many stockholders rely upon some or all of these metrics to evaluate the Company. Our strategy is to increase our profit margins over the long term by (i) growing in size, including by acquisition, (ii) optimizing the business by consolidating manufacturing into centers of excellence, leveraging our new two-division global structure, and implementing common quality and information systems, and (iii) developing and recruiting leaders who effectively execute our most important programs and who can manage important functions in a complex global medical technology company.

Linking Financial Performance to Pay in 2015

Our strong financial performance against our metrics determined how we funded the 2015 pool for cash incentive payments for NEOs. The following is a brief discussion on our performance against these metrics:

•	Revenues: We increased reported revenues 10.8% to $882.7 million last year, exceeding our 2015 goal of $834.5 million;

•	Adjusted EBITDA: Our adjusted EBITDA (see “Appendix B — Reconciliations of Non-GAAP Financial Measures”), increased 13.6% during 2015 to $195.6 million, which exceeded our target of $185.0 million;

•	Operating Cash Flow: We increased operating cash flow 81.3% during 2015 to $106.7 million, which exceeded our target of $80.5 million;

•

EBITDA: Our 2015 EBITDA (see “Appendix B — Reconciliations of Non-GAAP Financial Measures”), was $138.8 million, which increased from $127.5 million EBITDA in the prior year and exceeded our target of 70% of prior year EBITDA, or $89.3 million. This goal was set for purposes of tax deductibility under Section 162(m) and to establish the minimum amount of profitability necessary to warrant payment of any bonuses to NEOs, such that if the Company did not meet or exceed this objective, the pool for cash incentive payments for NEOs would not be funded.

To demonstrate our efforts to link pay for performance, it is important to note that (i) the third installment of the PSUs granted to the NEO’s in 2013 as well as the first installment based on the achievement of the catch-up performance goal, (ii) the second installment of the PSUs granted to the NEOs in 2014 and (iii) the first installment of the PSUs granted to the NEOs in 2015 all vested in 2016 because the 2015 performance goal, based on 3% revenue growth, was met as well as the 2013 PSU catch-up performance goal, a compound annual revenue growth rate of at least 3% from the Company’s 2012 fiscal year during the performance period from 2013 through 2015. Specifically, revenues increased from $796.7 million in 2014 to $882.7 million in 2015, an increase of 10.8%. For more information, please refer to the section below entitled “Refined Long-Term Equity Incentive Plan.”

Once the Committee determined the funding of the 2015 pool for cash incentive payments, the Committee considered several additional factors in finalizing the awards to NEOs. The Company successfully met or exceeded its strategic objectives for 2015. Integra achieved its financial objectives and reported significant improvement on all of its key financial metrics, including organic revenue growth, reported revenue growth, adjusted gross margin, adjusted EBITDA margin, operating cash flow and free cash flow conversion. Integra also met its goals of optimizing its organizational structure, systems and processes, marked by the completion of the spin-off of the spine business and the realignment and integration into a two-divisional global structure. The Company also met its objective to enhance its overall commitment to quality and regulatory compliance. Finally, the Company continued to make progress in developing its people. In addition to accomplishing the outlined objectives for 2015, the Company also met several critical priorities ahead of expectations. Overall, the Committee determined that the Company’s performance exceeded its objectives for 2015 and awarded the NEO pool with cash incentive payments for 2015 that were above target.

Executive Compensation for 2015

In 2015, we continued to follow and implement our executive compensation approach that we have evolved since 2012 based upon feedback from our stockholders in our enhanced investor outreach program. Specifically, starting in 2013, we transitioned to a new executive compensation program that improved the alignment of Integra’s executive compensation with metrics that drive total stockholder return and holds management accountable for the Company’s financial performance and progress towards the Company’s strategic objectives and goals.

Performance Incentive Compensation Plan (the “Bonus Plan”)

The Committee approved the Bonus Plan in January 2013, which the full Board then approved in February 2013, and the stockholders then approved in May 2013, which remains in effect. The following are the highlights of the Bonus Plan:

•	Under the Bonus Plan, cash bonuses may be paid based on the Company’s achievement of performance goals that the Committee determined within the first 90 days of the year.

•	Weighting of metrics to fund the incentive pool for 2015 performance pursuant to a formula that includes percentage weightings for revenue (40%), adjusted EBITDA (30%), and operating cash flow (30%).

•	For 2015 performance, the 2015 NEOs were eligible for cash incentive payments only if the Company achieved its EBITDA goal of at least 70% of its prior year EBITDA.

•	The Committee has only negative discretion to reduce (and not increase) the amount of the bonus pool funded, and subsequently the awards to NEOs which are intended to comply with Section 162(m).

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Each NEO in the Bonus Plan has an established target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 150% of his or her target (cap of 182% for the CEO, which is 200% of the CEO’s base salary).

•	The Bonus Plan is designed to allow awarding compensation that is intended to meet the requirements of Section 162(m) to allow tax deductibility.

•	Includes a clawback provision.

Determining Awards for 2015 Performance under the Bonus Plan

The Committee established the following target awards for 2015 performance for our NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
Glenn G. Coleman	CFO	50%
Mark Augusti	CVP	40%
Richard D. Gorelick	CVP	35%
Robert T. Davis, Jr.	CVP	40%

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target, other than the CEO who may earn an award up to 182% of his target, which is 200% of his base salary.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2015 Performance

The Committee established a threshold objective for 2015 performance (70% of prior year EBITDA from continuing operations) for the 2015 NEOs based on the prior year’s EBITDA from continuing operations, for the purposes of tax deductibility under Section 162(m), because the Committee believes that this is the most complete single metric to assess the Company’s performance. The Committee reduced the goal from 80% to 70% in order to account for the Company’s spin-off of the spine business. The Company achieved this goal in 2015 resulting in funding of the Bonus Plan as stated below.

Upon achievement of the EBITDA goal, the bonus for such NEOs is funded at the maximum (150% of their targets). Thereafter, the Committee has the ability to exercise only negative discretion in order to determine the actual cash incentive payment for such NEOs based on the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and such NEO’s performance.

Cash Incentive Pool Funding Model for 2015 Performance

The Bonus Plan was designed to fund an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including such NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2015 performance was as follows:

2015 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	30%	92.9%	93%	100%	107%
OPERATING CASH FLOW	30%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

The Committee approved these metrics for 2015 performance because they are key indicators as to the strength of the business, and we believe that they drive stockholder returns over the long term. Because the Company’s results exceeded the threshold goals for the performance metrics consisting of revenue, adjusted EBITDA and operating cash flow, the cash incentive pool was funded for all eligible participants.

Negative Discretion to Determine Final Payout for 2015 Performance

The Committee has negative discretion to reduce awards for each NEO for 2015 performance based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA, in addition to other division-specific financial metrics.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Determining Awards for 2016 Performance under the Bonus Plan

The Committee established the following target awards for 2016 performance for the following NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
Glenn G. Coleman*	CFO	60%
Mark Augusti*	CVP	50%
Richard D. Gorelick*	CVP	45%
Robert T. Davis, Jr.*	CVP	50%

*	The NEO’s target award for 2016 performance increased from the prior year in order to maintain market competitiveness.

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target, other than the CEO who may earn an award up to 182% of his target, which is 200% of his base salary.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2016 Performance

The Committee has established a threshold objective for 2016 performance (70% of prior year EBITDA from continuing operations) for the NEOs based on the prior year’s EBITDA from continuing operations, which the Committee believes is the most complete single metric to assess the Company’s performance. If the goal is achieved, the bonus for each NEO will be funded at the maximum (150% of his or her target). Thereafter, the Committee may exercise only negative discretion in determining the actual cash incentive payment for each NEO, using only the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and each NEO’s performance.

Cash Incentive Pool Funding Model for 2016 Performance

The Bonus Plan funds an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2016 performance is shown below. The Committee approved these metrics for 2016 performance because they are key indicators as to the strength of the business, and we believe they drive stockholder returns over the long term.

2016 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	30%	92.9%	93%	100%	107%
OPERATING CASH FLOW	30%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

Negative Discretion to Determine Final Payout for 2016 Performance

The Committee has negative discretion to reduce awards for each NEO for 2016 performance based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA, and other division-specific financial metrics.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Long-Term Equity Incentive Plan

2015 Equity Grants

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We amended our equity plan effective January 1, 2013 (applicable to awards granted on or after that date) (i) to revise the trigger for accelerated vesting after a change in control from a “single trigger” (meaning that the accelerated vesting shall occur in connection with the change in control) to a “double trigger” (meaning that the accelerated vesting occurs upon both the change in control and a qualifying termination of employment), and (ii) to add a “clawback” provision that requires under certain circumstances the return of compensation received on the basis of financial statements that are subsequently restated.

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The 2015 annual equity grant to each of our NEOs was based on their performance over the long-term and during 2014, each NEO’s long-term potential and retention considerations and information about the market for comparable executives.

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In March 2015, Messrs. Augusti, Gorelick, and Davis received an annual equity grant consisting of 50% restricted stock and 50% PSUs. After applying this approach, the Committee also approved and awarded additional equity compensation to Messrs. Gorelick and Davis in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014. The restricted stock awarded to the NEOs vests annually over three years. The PSUs vest annually over three years contingent on achieving our revenue growth goal. The non-qualified stock options pertaining to Messrs. Gorelick and Davis vest annually over four years. For information on the following grants stated below, please refer to the section entitled “Annual Review of Compensation”:

•	The CEO’s (50% PSUs, 30% non-qualified stock options, and 20% restricted stock units) 2015 annual equity award;

•	The CFO’s (50% PSUs, 30% non-qualified stock options, and 20% restricted stock) 2015 annual equity award;

•	Mr. Augusti’s April 2015 restricted stock award; and

•	Messrs. Coleman and Gorelick’s November 2015 non-qualified stock options award.

•	The PSUs granted to NEOs in March 2015 shall vest as follows:

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If the Company achieves the performance goal with respect to fiscal year 2015, the PSUs will vest with respect to one-third of the shares covered thereby on the later of (A) the first anniversary of the award date or (B) the date on which the Committee took the action determining that the Company achieved the performance goal with respect to fiscal year 2015.

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Because annual revenues of the Company increased from 2014 to 2015 by our goal of 3% (revenues increased from $796.7 million in 2014 (adjusted pursuant to the Company’s spin-off) to $882.7 million in 2015, an increase of 10.8%), the Company achieved its performance goal with respect to fiscal year 2015, and as a result, vesting occurred with respect to one-third of the shares covered by the PSUs granted to the NEOs in 2015.

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If the Company achieves the performance goal with respect to fiscal year 2016, the PSUs shall vest with respect to one-third of the shares covered thereby on the later of (A) the second anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2016; and

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If the Company achieves the performance goal with respect to fiscal year 2017, the PSUs shall vest with respect to one-third of the shares covered thereby on the later of (A) the third anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2017.

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The performance period for the 2015 grants is the three-year period beginning January 1, 2015 and ending December 31, 2017. With respect to each fiscal year in the performance period for the 2015 grants, the performance goal is that the Company achieves an increase in annual revenue of at least 3% over the prior fiscal year. If the minimum growth goal is not achieved in a given year, vesting will not occur with respect to the shares covered by the performance goal for that year. In that situation, in order to achieve full vesting of the 2015 grants, the catch-up performance goal must be achieved. The catch-up performance goal for the 2015 grants is that the Company achieves, during the performance period, a compound annual growth rate in the Company’s annual revenue equal to or greater than 3% from the Company’s 2014 fiscal year-end. Therefore, even if the annual revenue growth goal is not met during any year of the performance period, the full award can still be fully earned and vested after the completion of the performance period if the catch-up goal is achieved.

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The “catch-up” performance goal exceeds the performance goal for any individual year because the “catch-up” goal requires compounded revenue growth, and the goals for the individual years do not. Because the revenue goal was met for the 2015 performance year for the 2015 PSU grant, this “catch-up” provision is not yet applicable. If the revenue goal is not met for either or both of the 2016 and 2017 performance years for the 2015 PSU grant, this “catch-up” provision will apply.

2016 Equity Grants

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Our annual equity grants are intended to provide long-term incentive and performance-based compensation to our NEOs. Accordingly, the amount of the 2016 annual equity grant to each of our NEOs is based on their performance over the long-term and during 2015, each NEO’s long-term potential and retention considerations, and information about market practices for comparable executives.

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In March 2016, Messrs. Coleman, Augusti, Gorelick, and Davis each received an annual equity grant consisting of 50% PSUs, 20% restricted stock, and 30% non-qualified stock options. The restricted stock vests annually over three years. The PSUs vest annually over three years contingent on achieving our revenue growth goal. The non-qualified stock options vest annually over four years (other than for Mr. Coleman whose non-qualified stock options vest annually over three years). For information on the CEO’s 2016 annual equity award (50% PSUs, 30% non-qualified stock options, and 20% restricted stock units), please refer to the section below entitled “Annual Review of Compensation.”

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The PSUs granted in March 2016 will vest in annual installments (assuming the annual revenue growth performance goal is achieved each year) with a three-year performance period beginning January 1, 2016 and ending December 31, 2018. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from zero percent (0%) to one-hundred and fifty percent (150%) of the target number of shares of performance stock granted based on the Company’s achievement of goals relating to the increase in the Company’s annual revenue over the initial revenue target, defined as the Company’s revenue for the fiscal year ended December 31, 2015, during each fiscal year of the performance period running from January 1, 2016 through December 31, 2018 as detailed below:

	Increase in Annual Revenue over the Initial Revenue Target (%)	Performance Vesting Percentage
2016 PERFORMANCE YEAR
	< 3%	0%
Threshold Level	3%	50%
Target Level	7%	100%
Maximum Level	≥ 11%	150%
2017 PERFORMANCE YEAR
	< 6%	0%
Threshold Level	6%	50%
Target Level	14%	100%
Maximum Level	≥ 22%	150%
2018 PERFORMANCE YEAR
	< 9%	0%
Threshold Level	9%	50%
Target Level	21%	100%
Maximum Level	≥ 33%	150%

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If the increase in annual revenue over the initial revenue target for any performance year falls between the threshold level and the target level, then the performance vesting percentage shall be determined by means of linear interpolation between the threshold level and target level performance vesting percentages specified above; and if the increase in annual revenue over the initial revenue target for any performance year falls between the target level and the maximum level, then the performance vesting percentage shall be determined by means of linear interpolation between the target level and maximum level performance vesting percentages specified above.

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If the performance goal with respect to a given fiscal year is not achieved at the target level or higher, and the Company achieves the “catch-up” goal defined as a target cumulative revenue growth rate goal over the three-year performance period, then additional shares of performance stock will vest, on the third anniversary of the grant date, as though the performance goal for such fiscal year was achieved at the target level.

PSUs Metric and Goal Setting Considerations

Revenue and revenue growth is a critical focus for the Company, and is therefore a metric used in our awards of PSUs (revenue growth) as well as the metric used in the Bonus Plan (revenue). Profitable growth is a core component of our strategy. In our industry, the increasingly competitive and complex landscape, increasing global regulation, and overall pricing pressure have driven an even stronger correlation between scale and profitability, as measured by revenue. These considerations drive our strategy and annual objectives. As a result, we believe that linking our equity grants to revenues creates an appropriate way to measure and reward performance and drive profitable growth.

We annually review the metrics (and related goal targets) used in our annual and long-term incentive programs to ensure they remain aligned with Integra’s strategic plan. The three-year annual revenue growth goal derives from a rigorous process that involves input and discussions among the President and CEO, internal human resources and finance personnel, the Company’s compensation consultants, the Committee, and the Committee’s compensation consultants and legal advisors.

Key Governance Features Relating to Executive Compensation

The Committee has a number of corporate governance features related to executive compensation, which we summarize below. We believe that these mechanisms assure the alignment of our executive compensation with the interests of stockholders.

Element	Purpose	Key Characteristics
Stock ownership guidelines and retention requirements	To align the long-term interests of NEOs with stockholders	The CEO is required to own shares equal to 6x his annual salary; the CFO is required to own 2x his annual salary; other NEOs are required to own 1x their annual salaries. All of our NEOs have met these requirements or are still within the initial five-year period from the commencement date of employment to still comply with these requirements. The NEOs are required to hold stock received from the Company pursuant to the stock ownership guidelines.
Compensation recoupment (“clawback”) policy	To ensure that compensation is paid only upon proven results.	If a restatement of our financial statements is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of an NEO, the Committee can recoup from that NEO bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding bonus or equity award opportunities.
Anti-hedging/pledging policy	To ensure that equity compensation is an effective method to align the interests of NEOs and stockholders.	No NEO may hedge or pledge our securities. Also, all NEOs must pre-clear trades involving Company stock with our Law Department.
No “gross-ups”	To reflect sound executive compensation governance practices, manage the cost of compensation to the Company, and recognize that the burden for payment of taxes on income falls on employees.	No NEO is eligible to receive any tax gross-ups on perquisites or excise taxes, such as Section 280G taxes in the event of a change of control.

Element	Purpose	Key Characteristics
“Double trigger” change in control arrangements	To prevent undue gains in the event of a change in control.	Our equity plans and equity grant agreements require a qualifying termination of employment in addition to a change in control in order to accelerate vesting of equity awards granted on or after January 1, 2013. In addition, all change in control provisions in our employment and change-in-control severance agreements for NEOs require a qualifying termination of employment in addition to a change in control before triggering change in control benefits.
Annual equity awards	To retain and attract highly qualified NEOs and tie their performance to the performance of our stock, thus aligning their interests with the interests of our stockholders.	We include annual equity as a primary component of the long-term compensation of our NEOs. In 2015 and 2016, the grant value of the annual equity awards was determined based on each NEO’s performance and potential. In March 2015, Messrs. Augusti, Gorelick, and Davis received an annual equity grant consisting of 50% restricted stock and 50% PSUs. After applying this approach, the Committee also approved and awarded additional equity compensation to Messrs. Gorelick and Davis in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014. In addition, in March 2015, the CEO received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock units and the CFO received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. In March 2016, Messrs. Coleman, Augusti, Gorelick, and Davis received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock. In March 2016, the CEO received an annual equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock units.

Element	Purpose	Key Characteristics
Bonus Plan	To provide annual cash incentive opportunities based on the achievement of performance goals and satisfy Section 162(m) requirements for awards intended to qualify as performance-based compensation.	In 2013, we adopted (and shareholders approved) a performance-based cash incentive plan designed to allow the Committee to grant bonuses intended to be “qualified performance-based compensation” under Section 162(m).
Cap on annual cash incentives	To achieve the appropriate balance between fixed and variable compensation.	We limit the amount of any annual bonus awarded to any NEO to a maximum of 150% of the related target award (other than the CEO who has a maximum of 182% of his related target award).
No minimums or guarantees	To motivate our NEOs to perform under all circumstances.	Our NEOs have no guarantees or minimums related to base salary increases, bonuses or equity awards.
Few perquisites	To focus NEOs on performance elements of compensation.	Our NEOs participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees, except for the Executive Physical Medical Exam Program noted below.
No SERP	To focus NEOs on performance elements of compensation and long-term value creation.	Our NEOs participate in the same defined contribution retirement plan as other employees.
Risk Management	To conform to Integra’s brand promise to limit uncertainty.	We have a strong risk management approach involving a broad spectrum of departments with specific responsibilities assigned to management, the Board and the Board’s committees. We review how the Company assesses, addresses, and reports risk annually with the Board.
Independent Compensation Consultant	To obtain objective input to decision making	Our Committee uses the services of an independent compensation consultant
Executive Physical Medical Exam Program	To strengthen a culture of health and ensure a holistic approach to our executive remuneration program	The program, implemented in October 2013, provides payment for annual executive physical medical exams for NEOs.

Process for Determining Compensation and its Components

At the beginning of 2015, we established performance objectives for each NEO along with variable pay target opportunities for cash incentives and long-term equity incentives. In the first quarter of 2016, the Committee completed a formal performance review for performance year 2015 for the CEO and each other NEO. The Committee reviewed the performance of the CEO, and the CEO’s assessment of the NEOs, along with market data that the Company’s compensation consultants compiled, to determine each element of compensation for performance year 2015. As a result of this work, the Company determined the following: (i) base salary merit increases for 2016, (ii) annual cash incentives based on the cash bonus pool for 2015, paid in March 2016, (iii) long term equity incentives (annual equity grants) as summarized above, and (iv) the CEO’s compensation in 2015 and 2016.

Components of Integra’s Executive Compensation

Integra’s executive compensation consists of fixed pay and variable pay, each of which includes cash and non-cash components. The chart below summarizes the various elements of Integra’s executive compensation, and the narrative that follows describes the most important elements and their purposes in greater detail.

Total Compensation: We consider total compensation for comparable roles at companies in medical technology, healthcare and general industry, based on the data obtained from published salary surveys that we review, the proxy statements of the companies mentioned below and other materials that the Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive.

We continue to emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance.

The following charts are designed to demonstrate the various components of our NEOs’ 2015 compensation which place a particular emphasis on variable pay. These charts do not reflect the increase in fair value for the NEOs’ outstanding equity awards in connection with the spin-off of our orthobiologics and spine fusion hardware business. We believe that these charts are helpful in demonstrating the components of our NEOs’ compensation aligned with our philosophy.

Base Salaries: We establish salaries for NEOs that reflect each executive’s experience, expertise, and compensation history as well as current competitive compensation data and internal comparisons. The Committee reviews base salaries of our NEOs annually, and considers approving increases as warranted by performance, market competitiveness and affordability.

Cash Incentives: As discussed above, the cash bonus pool for 2015 performance, paid in March 2016, was funded at 147% overall based on the Company’s performance against 2015 financial targets. Individual payment recommendations were based on performance (65% weighting on quantitative and 35% weighting on qualitative objectives) and the relevant NEO’s target opportunity.

Long-Term Equity Incentives: Our equity grants align NEOs with shareholder interests as we increasingly focus on performance as well as retention, and facilitate long-term stock ownership. The main terms and features of our equity grants include the following:

•	Restricted Stock Awards: Annual vesting over three years.

•	Restricted Stock Units: Granted to the CEO with three-year vesting and deferral of payments until after departure.

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Non-Qualified Stock Options: The CEO’s non-qualified stock options vest as to one-third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. In addition, all NEOs who received non-qualified stock options as part of their respective annual equity grants will vest annually over four years, except for the CFO, whose non-qualified stock options will vest annually over three years. Also, the non-qualified stock options granted to Messrs. Coleman and Gorelick in November 2015 vest in full after three years.

•	PSUs: Annual vesting over three years contingent on achieving revenue growth goals, as detailed in the discussion above.

Equity Grant Practices

In addition to describing the types of grants the Company provides, we believe that a discussion of our practices surrounding our grants is useful to underscore the procedures behind the grants. The following is a summary of our practices:

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The Committee approves equity awards after it completes its annual review process for the individuals eligible to receive equity grants and bases its decisions, at its discretion, on their short- and long-term performance, the Company’s performance in the prior year, and the need to stay competitive in the market for executives.

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The Special Award Committee, consisting of our CEO, has authority (within specified limits) to approve equity-based awards to other managers, and typically approves annual awards during the first quarter, and throughout the year for strategic new hires, selected promotions, and key retention needs. We expect these practices to continue.

•	We expect PSU grants intended to constitute “qualified performance-based compensation” to be made within the first 90 days of the year consistent with the requirements of Section 162(m).

•	We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company.

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We require all NEOs and substantially all U.S.-based employees to have signed a non-competition agreement or, where applicable law does not support non-competition agreements, a confidentiality agreement that includes provisions regarding non-solicitation and assignment of inventions or an employment or severance agreement with non-competition provisions, as a condition to, among other things, employment and, for those eligible, receiving an equity award.

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The exercise price of our non-qualified stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans.

•	Our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

Consideration for Equity Awards

The Committee considers the performance of the Company, potential performance of individuals over the short- and long-term and market considerations in determining the value and equity-type for annual equity awards.

Stock Ownership Guidelines and Retention Requirements: All of our NEOs have met their stock ownership guidelines and retention requirements or are still within the initial five-year period from the commencement date of employment to still comply with such guidelines and retention requirements.

Benefits: Our NEOs participate in our benefits offerings on the same basis as all other employees except for the Executive Physical Medical Exam Program that was established in October 2013 and was formed in order to strengthen a culture of health and foster a holistic approach to our executive remuneration program. The program provides payment for annual physical medical exams for our NEOs. Each NEO is encouraged to complete an exam in 2016.

Perquisites: We provide our NEOs with very few perquisites and other benefits not generally available to other employees.

See “Annual Review of Compensation” for additional information, including a description of the goals and each executive’s achievements.

Our Peer Group and the Markets in Which We Compete

As one of several factors in considering approval of Integra’s compensation programs, the Committee compares Integra’s compensation programs and performance against those maintained by an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that are similar in size (revenue and market capitalization) and in the same industry as Integra and with whom Integra may compete for executive talent.

In selecting peer companies, the Committee evaluates business comparability in terms of complexity of products and manufacturing processes, number and variety of product lines, technical complexity, and global reach as well as considering where Integra competes for executive talent and the size of the organizations in terms of revenue and market capitalization. In 2015, after reviewing all of the relevant criteria with Compensation Advisory Partners LLC, the Company’s compensation consultant, the Committee made the following changes to the Company’s peer group from 2014: (i) removed CareFusion Corporation (acquired by Becton Dickinson) and Symmetry Medical Inc. (acquired by Tecomet) and (ii) added Abiomed, Inc. and Varian Medical Systems, Inc. The revised peer group consists of the following companies:

Integra’s Peer Group
Abiomed, Inc.	Invacare Corporation
Alere Inc.	Masimo Corporation
C.R. Bard, Inc.	NuVasive, Inc.
CONMED Corporation	Orthofix International
Edwards Lifesciences Corporation	ResMed Inc.
Greatbatch, Inc.	Teleflex Inc
Haemonetics Corporation	The Cooper Companies, Inc.
Hill-Rom Holdings, Inc.	Thoratec Corporation
Hologic, Inc.	Varian Medical Systems, Inc.
Intuitive Surgical, Inc.	Wright Medical Group, Inc.

We considered adding other industry-related companies but elected not to do so because we believe that their product portfolios are not comparably diversified.

Annual Review of Compensation

We make decisions regarding NEO compensation (salary increases, bonus payments and equity grants) in connection with our annual performance review process. The 2016 annual equity grants are based on the performance of the Company in 2015, the performance of individuals over the short and long term, market considerations, each respective executive’s long-term potential, and the Committee’s desire to provide adequate incentive to motivate the executive’s continued performance.

For fiscal year 2015, we completed our review process for our NEOs in February 2016 and made the equity awards in March 2016. Thus, pursuant to the SEC rules, the equity grants awarded to the NEOs in 2016 for 2015 performance do not appear in the Summary Compensation Table for 2015. The Company accounts for equity in accordance with FASB ASC Topic 718. We anticipate that we will adhere to a similar timetable for the annual reviews of performance and compensation for our NEOs in future years.

The following discussion sets forth the Committee’s actions for 2015 and, to the extent already taken, for certain 2016 items. See “Compensation of Executive Officers” and the tables and footnotes in that section for complete information.

Equity Treatment for NEOs Pertaining to the Spin-off of the Company’s Spine Business

Pursuant to the spin-off of the Company’s spine business and in accordance with the Company’s Third Amended and Restated 2003 Equity Incentive Plan, the outstanding equity awards granted to the NEOs prior to July 1, 2015 were treated as follows:

•

Stock Options — Each Integra stock option held by an NEO that was granted prior to 2015 was split into two options, which included an Integra stock option and a SeaSpine stock option. Following the distribution, the combined intrinsic value of the resulting Integra and SeaSpine stock options was approximately equal to the value as of immediately prior to the distribution of the underlying Integra stock option. Each Integra stock option held by an NEO that was granted in 2015 was adjusted solely into an Integra stock option with an intrinsic value approximately equal to the intrinsic value of the underlying Integra stock option.

•

Restricted Stock Units — Each restricted stock unit award held by an NEO was split into two restricted stock unit awards, which included an Integra restricted stock unit award and a SeaSpine restricted stock unit award, based on the distribution ratio.

•

Restricted Stock — Each Integra restricted stock award held by an NEO who continued to be employed or engaged by Integra or its affiliates following the distribution was adjusted to cover a number of Integra shares such that the pre-distribution value of the Integra restricted stock award was approximately preserved.

•

Performance Stock — Each Integra performance stock award held by an NEO who continued to be employed or engaged by Integra or its affiliates following the distribution was adjusted to cover a number of Integra shares such that the pre-distribution value of the Integra performance stock award was approximately preserved.

•

General Terms — Except as provided above, post-distribution equity awards resulting from adjustment of underlying Integra equity awards were generally subject to the same vesting, expiration and other terms and conditions as applied to the underlying Integra awards immediately prior to the distribution.

Peter J. Arduini, President and Chief Executive Officer

At the beginning of 2016, the Committee conducted a formal review of Integra’s performance and Mr. Arduini’s 2015 performance with a focus on key financial and other quantitative metrics as well as important qualitative objectives. This assessment of performance in 2015 and over the long term, along with a review of competitive compensation as well as his specific accomplishments as described below, served as the basis for decisions regarding Mr. Arduini’s compensation.

Performance Highlights Include the Following:

In 2015, under Mr. Arduini’s leadership as President and CEO, Integra executed and delivered on key strategic, operational, and talent management priorities. Mr. Arduini managed the business well, increased value for stockholders, improved the overall infrastructure of the Company, focused the Company’s portfolio and resources on select markets, and defined plans for and showed early results of an accelerating growth portfolio. The Committee considered the following accomplishments in rendering its assessment:

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One-year total return to stockholders for 2015 was 38.3% (compared to 20.2% for our peer group) and three-year total return to stockholders for 2013, 2014 and 2015 was 92.4% (compared to 90.2% for our peer group);

•

Completed the spin-off of our orthobiologics and spine fusion hardware business into SeaSpine, a publicly held company, which we believe created value by allowing both companies, Integra and SeaSpine, to drive better results and grow faster with a greater focus on their respective markets;

•

Integrated our simplified, two-division global structure, with a greater focus on international presence, and aligned our resources to our divisions, increasing our ability to make faster decisions and to leverage our cost base;

•

Closed three acquisitions in 2015, deepening and strengthening our product portfolios –TEI broadens our current Regenerative Wound Care portfolio and provides a wound channel focused on the outpatient clinic, a key element of the successful mid-2016 introduction of our Diabetic Foot Ulcer product, Omnigraft™; the Salto Talaris® ankle and the Futura™ toe from Tornier further diversifies our lower extremity portfolio; and Tekmed, an exclusive distributor in the Italian medical sector for over 25 years will allow us to expand our European infrastructure, support our growth in Italy, and help us accelerate our international growth;

•	Increased our borrowing capacity from $900 million to $1.1 billion through an amended credit facility with terms extended through 2019;

•	Completed an equity offering of 3,795,000 shares of common stock at $61.00 per share, raising approximately $230 million in August 2015;

•

Demonstrated the strength of our underlying businesses and the success of our new product launches by improving our organic revenue growth profile during 2015 and achieving full year organic revenue growth of 6.7%;

•

Advanced our diabetic foot ulcer strategy, for which we submitted the Premarket Approval Supplement application to the FDA in February 2015, published our FOUNDER Study in a peer-reviewed journal in August 2015, and received FDA approval of the PMA Supplement for Integra® Dermal Regeneration Template for the treatment of diabetic foot ulcers in January 2016, all of which contribute to our plans to initiate a U.S. commercial launch in mid-2016, potentially opening up the large and strategic outpatient wound care market; and

•	The Committee also considered his leadership and key talent hires made during 2015, as well as his key achievements relating to strategy, employee development, and process improvement.

Based on all of the above achievements, which enabled the Company to exceed its financial targets and position the Company for growth, the Committee approved compensation actions for Mr. Arduini as follows:

Base Salary

•	2015: An increase in base salary of $25,029 or 3% to $859,329 effective April 1, 2015 (Integra’s global salary increase effective date) to reflect Mr. Arduini’s performance in 2014.

•	2016: An increase in base salary of $25,780 or 3% to $885,109 effective April 1, 2016 (Integra’s global salary increase effective date) as a result of Mr. Arduini’s accomplishments discussed above.

Annual Cash Incentive

•	Mr. Arduini’s employment agreement provides for a target bonus opportunity of 110% of base salary in 2015.

•	For 2014, the Committee determined to award Mr. Arduini a cash bonus of $1,126,907, approximately 123% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

•	For 2015, the Committee determined to award Mr. Arduini a cash bonus of $1,389,535, approximately 147% of target, paid in March 2016 for 2015 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

The Company’s philosophy is to tie a significant portion of annual equity awards to performance. The Committee and management consider non-qualified stock options and PSUs as performance-based equity and the Committee granted Mr. Arduini 80% of his annual equity award in performance-based equity (50% PSUs and 30% non-qualified stock options).

•

2015 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2014 into account, retention, and market considerations, the Committee approved a grant of $4,000,000, which was granted in March 2015, allocated as follows: (i) 20% in the form of restricted stock units with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options; and (iii) 50% in the form of PSUs with annual vesting over a three-year performance period (revenue growth goals). This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above. The value of the March 2015 equity grant and resulting total direct compensation falls between the median and the 75th percentile of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

2016 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2015 into account, retention, and market considerations, the Committee approved a grant of $4,500,000, which was granted in March 2016, allocated as follows: (i) 20% in the form of restricted stock units (13,811 shares of restricted stock units) with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options (64,625 shares of non-qualified stock options); and (iii) 50% in the form of PSUs (34,526 shares of PSUs at target) with annual vesting over a three-year performance period (revenue growth goals). The value of the March 2016 equity grant and resulting total direct compensation falls between the median and the 75th percentile of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

The underlying shares for the restricted stock unit grants in 2015 and 2016 will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service.

•

Vesting of the following PSU grants occurred in 2015 and 2016 because the Company achieved the pre-established revenue growth performance goals which covers their respective performance periods in 2014 and 2015:

PSU VESTING IN 2015

•	March 2013 PSU grant — second performance period;

•	Another March 2013 PSU grant — second performance period (with a deferral feature similar to his grants of restricted stock units); and

•	March 2014 PSU grant — first performance period.

PSU VESTING IN 2016

•	March 2013 PSU grant — first performance period (pursuant to achievement of catch-up performance goal) and third performance period;

•

Additional March 2013 PSU grant — first performance period (pursuant to achievement of catch-up performance goal with a deferral feature similar to his grants of restricted stock units) and third performance period (with a deferral feature similar to his grants of restricted stock units);

•	March 2014 PSU grant — second performance period; and

•	March 2015 PSU grant — first performance period.

Mr. Arduini’s Compensation for 2015

The Company’s overall approach to Mr. Arduini’s compensation is consistent with the Company’s compensation philosophy in rewarding his strong leadership and individual performance, which is highlighted by his accomplishments as stated above, while, at the same time, providing Mr. Arduini with significant equity incentives so as to further ensure his alignment with the interests of the stockholders (a significant portion of Mr. Arduini’s compensation has a deferral feature pursuant to which Mr. Arduini will not receive the applicable shares of Integra stock until thirty days after the six-month period following his departure from the Company). The Committee determined that the Company exceeded its financial targets and positioned the Company for future growth under Mr. Arduini’s leadership in 2015. Accordingly, in 2016 the Company awarded Mr. Arduini a market competitive compensation package, substantially in the form of performance-based equity (80% of his annual equity award).

Mr. Arduini’s reported total compensation increased from approximately $5.5 million in 2014 to approximately $6.3 million in 2015 (excluding an approximate $1.3 million increase in fair value for his outstanding equity awards in connection with the Company’s spin off), as illustrated in the table below. The reasons for the increase in total compensation were primarily the result of the fact that the Committee wanted to ensure that Mr. Arduini’s total compensation opportunities remained competitive with the market, and to recognize his performance as well as the Company’s performance in 2015. As a result, the Committee awarded him a $4.5 million equity grant which was granted in March 2016. Also, the Committee approved a cash bonus award of approximately $1.4 million at 147% of Mr. Arduini’s target bonus paid in March 2016, in alignment with the Company’s achievement of its performance metrics. In addition, the Committee approved a 3% base salary increase for 2016. For 2014, 2015 and 2016, a substantial majority of his compensation is at risk and dependent upon future performance (80% of his 2014, 2015 and 2016 equity grants are performance-based). The following chart outlines the breakdown of Mr. Arduini’s compensation for 2014 and 2015 as well as his compensation received in March 2016 for his 2015 performance.

*	Excluding an approximate $1.3 million increase in fair value for his outstanding equity awards in connection with the Company’s spin off.

Glenn G. Coleman, Corporate Vice President and Chief Financial Officer

Mr. Coleman is the Corporate Vice President and Chief Financial Officer of the Company. In assessing his performance, the Committee considered Mr. Coleman’s performance against his objectives and overall contribution. The Committee noted the 2015 financial performance of the Company and its significant improvement on all of its key financial metrics as well as Mr. Coleman’s leadership during the budgeting process, his leadership during the completion of the Company’s (i) spin-off of its spine business, (ii) equity offering, and (iii) amended credit facility increasing its borrowing capacity, his expanded responsibilities overseeing the Company’s information technology function, and his financial acumen in helping guide the Company more toward industry benchmarks on key financial metrics and toward substantially achieving or exceeding its financial targets.

Based on Mr. Coleman’s accomplishments, as outlined above, the Committee’s actions for 2015 include:

Base Salary

•	2015: An increase in base salary of $14,000 or 3.1% to $464,000 effective April 1, 2015 (Integra’s global salary increase effective date) to reflect Mr. Coleman’s performance in 2014.

•	2016: An increase in base salary of $16,000 or 3.5% to $480,000 effective April 1, 2016 (Integra’s global salary increase effective date) to reflect Mr. Coleman’s performance in 2015.

Annual Cash Incentive

•

For 2014, the Committee determined to award Mr. Coleman a cash bonus of $190,000, approximately 126% of target (which was pro-rated based on his commencement date in 2014), paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

•	For 2015, the Committee determined to award Mr. Coleman a cash bonus of $348,000, approximately 150% of target, paid in March 2016 for 2015 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

2015 Annual Grant: Based on Mr. Coleman’s 2014 performance and market considerations, the Committee approved a grant of $475,000, which was granted in March 2015, allocated as follows: (i) approximately 20% in the form of restricted stock with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options with annual vesting over three years; and (iii) approximately 50% in the form of PSUs with annual vesting over a three-year performance period (revenue growth goals). This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above.

•

November 2015: The Committee granted equity compensation valued at $250,000 in November 2015 in the form of 11,453 shares of non-qualified stock options with 100% vesting on the third anniversary of the grant date based on Mr. Coleman’s leadership during the Company’s spin-off of the spine business and his ability to successfully drive culture change and accountability during the Company’s continued integration of our two-division global structure.

•

2016 Annual Grant: Based on Mr. Coleman’s 2015 performance and market considerations, the Committee approved a grant of $700,000, which was granted in March 2016, allocated as follows: (i) approximately 20% in the form of restricted stock (2,149 shares of restricted stock) with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options (10,053 shares of non-qualified stock options) with annual vesting over three years; and (iii) approximately 50% in the form of PSUs (5,371 shares of PSUs at target) with annual vesting over a three-year performance period (revenue growth goals).

•

Vesting of the following PSU grants occurred in 2015 and 2016 because the Company achieved the pre-established revenue growth performance goals which covers their respective performance periods in 2014 and 2015:

PSU VESTING IN 2015

•	May 2014 PSU grant — first performance period.

PSU VESTING IN 2016

•	May 2014 PSU grant — second performance period; and

•	March 2015 PSU grant — first performance period.

Other: Mr. Coleman does not have an employment agreement with the Company.

Mark Augusti, Corporate Vice President, President – Orthopedics and Tissue Technologies

Mr. Augusti made strong contributions as President of the Orthopedics and Tissue Technologies business in 2015, highlighted by the following: (i) leading significant growth pursuant to the acquisition of the TEI business, (ii) leading the integration of the acquisition of the Salto Talaris® ankle and the Futura™ toe, (iii) introducing new products in the Orthopedics and Tissue Technologies Division, including Integra® Meshed Bilayer Wound Matrix and Integra® Reinforcement Matrix, and (iv) advancing our diabetic foot ulcer strategy, for which we completed the Premarket Approval Supplement application to the FDA in 2015, published our FOUNDER Study in a peer- reviewed journal in August 2015, and received FDA approval of the PMA Supplement for Integra® Dermal Regeneration Template for the treatment of diabetic foot ulcers in January 2016.

Base Salary

•	2015: An increase in base salary of $9,000 or 2.4% to $384,000 effective April 1, 2015 (Integra’s global salary increase effective date) to reflect Mr. Augusti’s performance in 2014.

•	2016: An increase in base salary of $12,000 or 3.1% to $396,000 effective April 1, 2016 (Integra’s global salary increase effective date) to reflect Mr. Augusti’s performance in 2015.

Annual Cash Incentive

•

For 2014, the Committee determined to award Mr. Augusti a cash bonus of $115,000, 117% of target (pro-rated based on his commencement date in 2014), paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

•	For 2015, the Committee determined to award Mr. Augusti a cash bonus of $230,400, 150% of target, paid in March 2016 for 2015 performance pursuant to the Bonus Plan.

One-Time Sign-On Cash Incentive

•

Mr. Augusti received a one-time cash signing bonus of $95,000 paid out in February 2016 as part of his new hire compensation package in consideration for forfeiting his potential cash bonus for 2014 performance at his prior employer.

Long-Term Equity Incentive

•

2015 Annual Grant: Based on Mr. Augusti’s 2014 performance and market considerations, the Committee approved a grant of $210,000, which was granted in March 2015, allocated as follows: (i) approximately 50% in the form of restricted stock with annual vesting over three years and 50% in the form of PSUs with annual vesting over a three-year performance period (based on the achievement of revenue growth goals). This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above.

•

April 2015 One-Time Sign-On Long Term Equity Incentive: The Committee granted equity compensation valued at $150,000 in April 2015 in the form of restricted stock with annual vesting over three years pursuant to the commencement of Mr. Augusti’s employment on April 7, 2014 and in consideration for his unvested equity benefits that were forfeited at his prior employer. This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above.

•

2016 Annual Grant: Based on Mr. Augusti’s 2015 performance and market considerations, the Committee approved a grant of $475,000, which was granted in March 2016, allocated as follows: (i) approximately 20% in the form of restricted stock (1,458 shares of restricted stock) with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options (6,822 shares of non-qualified stock options) with annual vesting over four years; and (iii) approximately 50% in the form of PSUs (3,645 shares of PSUs at target) with annual vesting over a three-year performance period (revenue growth goals).

•	Vesting of the following PSU grant occurred in 2016 because the Company achieved the pre-established revenue growth goal which covers the performance period for 2015:

PSU VESTING IN 2016

•	March 2015 PSU grant — first performance period.

Richard D. Gorelick, Corporate Vice President, General Counsel, Administration and Secretary

Mr. Gorelick is the General Counsel and Corporate Secretary and manages the Law Department and Environmental, Health and Safety. In addition, he served as interim Chief Human Resources Officer from August 2015 to January 2016. In assessing his performance, the Committee considered Mr. Gorelick’s leadership during the completion of the Company’s (i) spin-off of its spine business, (ii) equity offering, and (iii) amended credit facility increasing its borrowing capacity as well as his role in serving as interim Chief Human Resources Officer for a portion of 2015. In addition, the Committee considered his expertise in managing litigation and employment law matters and continued development of law department members. Based on his contributions in these areas, the Committee approved the following compensation actions:

Base Salary:

•	2015: An increase in base salary of $11,000 or 3.0% to $377,188 effective April 1, 2015 (Integra’s global salary increase effective date) to reflect Mr. Gorelick’s performance in 2014.

•	2016: An increase in base salary of $10,000 or 2.7% to $387,188 effective April 1, 2016 (Integra’s global salary increase effective date) to reflect Mr. Gorelick’s performance in 2015.

Annual Cash Incentive

•	For 2014, the Committee determined to award Mr. Gorelick a cash bonus of $141,000, 110% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

•	For 2015, the Committee determined to award Mr. Gorelick a cash bonus of $190,000, 144% of target, paid in March 2016 for 2015 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

2015 Annual Grant: Based on Mr. Gorelick’s 2014 performance and market considerations, the Committee approved a grant of $190,000, which was granted in March 2015, allocated as follows: (i) approximately 50% in the form of restricted stock with annual vesting over three years; (ii) approximately 50% in the form of PSUs with annual vesting over a three-year performance period (based on the achievement of revenue growth goals); and (iii) an additional award in the form of non-qualified stock options with annual vesting over four years. This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above.

•

November 2015: The Committee granted equity compensation valued at $200,000 in November 2015 in the form of 9,162 shares of non-qualified stock options with 100% vesting on the third anniversary of the grant date based on Mr. Gorelick’s leadership during the Company’s spin-off of the spine business and as well as his leadership while serving as interim Chief Human Resources Officer during a portion of 2015.

•

2016 Annual Grant: Based on Mr. Gorelick’s 2015 performance and market considerations, the Committee approved a grant of $264,000, which was granted in March 2016, allocated as follows: (i) approximately 20% in the form of restricted stock (811 shares of restricted stock) with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options (3,792 shares of non-qualified stock options) with annual vesting over four years; and (iii) approximately 50% in the form of PSUs (2,026 shares of PSUs at target) with annual vesting over a three-year performance period (revenue growth goals).

•	Vesting of the following PSU grants occurred in 2015 and 2016 because the Company achieved the pre-established revenue growth goals which covers their respective performance periods in 2014 and 2015:

PSU VESTING IN 2015

•	March 2013 PSU grant — second performance period; and

•	March 2014 PSU grant — first performance period.

PSU VESTING IN 2016

•	March 2013 PSU grant — first performance period (pursuant to achievement of catch-up performance goal) and third performance period;

•	March 2014 PSU grant — second performance period; and

•	March 2015 PSU grant — first performance period.

Robert T. Davis, Jr., Corporate Vice President and President – Specialty Surgical Solutions

Mr. Davis made strong contributions as President of the Specialty Surgical Solutions business in 2015, highlighted by the following: (i) leading the integration of the former domestic neurosurgery and instruments segments into a new global Specialty Surgical Solutions segment, (ii) managing our Specialty Surgical Solutions business to record revenues in 2015, (iii) overseeing the successful integration of the acquisition of the MicroFrance business, and (iv) executing the successful launch of Mayfield 2 and the expanded label indication for CUSA® Excel+ for liver resection.

Base Salary

•	2015: An increase in base salary of $40,000 or 11.5% to $387,500 effective April 1, 2015 (Integra’s global salary increase effective date) to reflect Mr. Davis’ performance in 2014.

•	2016: An increase in base salary of $14,000 or 3.6% to $401,500 effective April 1, 2016 (Integra’s global salary increase effective date) to reflect Mr. Davis’ performance in 2015.

Annual Cash Incentive

•	For 2014, the Committee determined to award Mr. Davis a cash bonus of $175,000, 132.5% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

•	For 2015, the Committee determined to award Mr. Davis a cash bonus of $232,500, 150% of target, paid in March 2016 for 2015 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

2015 Annual Grant: Based on Mr. Davis’ 2014 performance and market considerations, the Committee approved a grant of $315,000, which was granted in March 2015, allocated as follows: (i) approximately 50% in the form of restricted stock with annual vesting over three years; (ii) approximately 50% in the form of PSUs with annual vesting over a three-year performance period (based on the achievement of revenue growth goals); and (iii) an additional award in the form of non-qualified stock options with annual vesting over four years. This grant was adjusted pursuant to the spin-off of the Company’s spine business as described above.

•

2016 Annual Grant: Based on Mr. Davis’ 2015 performance and market considerations, the Committee approved a grant of $480,000, which was granted in March 2016, allocated as follows: (i) approximately 20% in the form of restricted stock (1,474 shares of restricted stock) with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options (6,894 shares of non-qualified stock options) with annual vesting over four years; and (iii) approximately 50% in the form of PSUs

(3,683 shares of PSUs at target) with annual vesting over a three-year performance period (revenue growth goals).

•	Vesting of the following PSU grants occurred in 2015 and 2016 because the Company achieved the pre-established revenue growth goals which covers their respective performance periods in 2014 and 2015:

PSU VESTING IN 2015

•	March 2013 PSU grant — second performance period; and

•	March 2014 PSU grant — first performance period.

PSU VESTING IN 2016

•	March 2013 PSU grant — first performance period (pursuant to achievement of catch-up performance goal) and third performance period;

•	March 2014 PSU grant — second performance period; and

•	March 2015 PSU grant — first performance period.

Oversight and Authority over Executive Compensation

Role of the Compensation Committee and its Adviser

The Committee oversees and provides strategic direction to management regarding Integra’s compensation for NEOs. It determines the compensation of the CEO, and reviews and approves the compensation of the remaining NEOs.

Each Committee member is an independent non-employee director with experience in executive compensation matters.

The Committee retains Willis Towers Watson (formerly Towers Watson) as a consultant on executive compensation matters. Willis Towers Watson provides market analyses and recommendations that inform the Committee’s decisions, evaluates market data compiled by management’s consultants, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Committee related to executive compensation, and works with the Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to SEC rules, the Committee has reviewed the SEC independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee. In 2015, Willis Towers Watson provided consulting services only to the Committee.

Willis Towers Watson periodically meets with the Committee chair and the Committee in Executive Session outside the presence of management.

The Committee met seven times in 2015; the Committee also meets periodically in an executive session. The Committee’s independent advisers participated in several of the Committee’s meetings and, when requested by the Committee chair, in the preparatory meetings.

Role of Chief Executive Officer and Management in Executive Compensation

Our CEO provides significant input on the compensation for his direct reports and other NEOs — beginning with an annual review of performance — including merit increases, cash incentive payments, and long-term equity incentive awards. In addition, he attends meetings of the Committee, except when the Committee meets in executive session without the CEO present, to discuss the CEO’s performance and compensation. As discussed under “Annual Review of Compensation,” the Committee approves the compensation of the NEOs, taking into consideration the recommendations of our CEO.

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The Chief Human Resources Officer (CHRO) and members of Integra’s human resources organization, together with members of the finance and legal organizations, work with the CEO to assist the Committee in designing and developing compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, to recommend compensation actions for NEOs other than the CEO and, ultimately, to implement the decisions of the Committee.

During 2015, the Company engaged Compensation Advisory Partners LLC (“CAP”) as the Company’s compensation consultant. CAP worked with the CHROs and their team to develop market data and to assist in the amendments to the Company’s peer group as well as the design and development of some of Integra’s 2016 executive compensation programs for submission to the Committee and the Committee’s compensation consultant for the Committee’s consideration.

Tax and Accounting Matters

Tax

Section 162(m) limits the deductibility of compensation paid to the CEO and certain NEOs (other than the CFO) to $1,000,000 per year unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). Although the Company maintains plans that are intended to permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts with the intention of preserving the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives.

The Committee also endeavors to structure NEO compensation in a manner that is either compliant with, or exempt from the application of Section 409A of the Internal Revenue Code, the provisions of which may impose additional taxes to employees.

Accounting

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, restricted stock, restricted stock units, PSUs and other forms of equity compensation). The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.

Post-Employment Arrangements

In January 2015, we entered into change-in-control severance agreements with Messrs. Coleman, Augusti, Gorelick, and Davis that expired January 31, 2016 (the “Change-in-Control Severance Agreements”). The Change-in-Control Severance Agreements provided for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within one year following a “change in control” of the Company (each, as defined in the Change-in-Control Severance Agreements). Thereafter, the Company entered into new change-in-control severance agreements in February 2016 for Messrs. Coleman, Augusti, Gorelick, and Davis providing for the same payment of severance (except for Mr. Coleman)

and other benefits (other than increasing the “change in control” protection period from one year to two years) as stated in the expired Change-in-Control Severance Agreements. These new change-in-control severance agreements do not provide for any excise tax gross-ups and have double-trigger cash payments. These new change-in-control severance agreements will expire January 2017.

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “Employment Agreements and Severance Agreement Matters” for additional information.

Employment Agreement and Severance Agreement Matters

Peter J. Arduini

The Company initially determined to enter into an employment agreement with Mr. Arduini in order to recruit him from a highly compensated, senior position at Baxter International, a global medical device company with almost $14 billion in annual revenues in 2011, to induce him to relocate his family, to provide some security commensurate with the risks undertaken in such a considerable career and geographic move, and to provide him with appropriate incentives to help the Company grow. The Company amended that agreement upon Mr. Arduini’s succession to President and Chief Executive Officer to provide him with an appropriate blend of incentives and severance payments to reflect his greater responsibilities and address the risks undertaken with such a position. The Company then amended and restated Mr. Arduini’s employment agreement, as it was set to expire December 31, 2014, for retention purposes as well as the desire to motivate Mr. Arduini to improve the Company’s performance and continue to position Integra for future growth.

The terms of the amended and restated employment agreement, effective June 2014, are described below.

On June 16, 2014, the Company entered into the Second Amended and Restated Employment Agreement with Mr. Arduini (the “Arduini Agreement”). The Arduini Agreement is effective June 16, 2014, and amends and restates the Amended and Restated Employment Agreement between the Company and Mr. Arduini, dated December 20, 2011, that was scheduled to expire on December 31, 2014.

Unless earlier terminated, the term of the Arduini Agreement will terminate on December 31, 2017. In the event that a change in control of the Company occurs prior to the expiration of the term, the employment period will instead continue through the later of December 31, 2017, or the second anniversary of the consummation of the change in control.

Under the Arduini Agreement, Mr. Arduini is entitled to receive an annual base salary of $834,300, and he remains eligible for an annual bonus opportunity targeted at 110% of his annual base salary. Mr. Arduini’s bonus opportunity will range from 50% of his annual base salary (if threshold performance goals are achieved) to a maximum of 200% of his annual base salary. Mr. Arduini’s base salary is subject to annual review and may be increased in the discretion of the Company. The Arduini Agreement eliminates the target annual base salary increase that was provided in Mr. Arduini’s prior employment agreement.

The Arduini Agreement provides that Mr. Arduini is eligible to receive a discretionary annual equity award, with the amount, form and mix of such award to be determined by the Committee in its discretion after giving consideration to annual equity-based awards granted to chief executive officers in the Company’s peer group. The Arduini Agreement also provides that each current and future equity award held by Mr. Arduini that provides for double trigger accelerated vesting will provide for accelerated vesting upon a qualifying termination that occurs on or within 24 months following a change in control. In addition, Mr. Arduini’s non-qualified stock options will remain exercisable for up to two years following a qualifying termination or such longer period of time provided in the applicable option agreement.

The Arduini Agreement contains non-compete and non-solicitation covenants that extend for 18 months following a termination of Mr. Arduini’s employment (or 12 months in the event of a termination due to the expiration of the employment term). Further, the Company will reimburse Mr. Arduini for up to $15,000 in legal fees and expenses incurred in connection with the drafting, review and negotiation of the Arduini Agreement.

Under the Arduini Agreement, if Mr. Arduini’s employment is terminated outside the context of a change in control by the Company other than “cause,” death or “disability,” or by Mr. Arduini for “good reason” (each, as defined in the Arduini Agreement), then, in addition to accrued amounts, Mr. Arduini will be entitled to the following payments and benefits:

•	A lump sum payment equal to 2.99 times Mr. Arduini’s annual base salary;

•	Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and

•	Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

If Mr. Arduini’s employment is terminated by the Company within twenty-four months following a change in control by the Company other than cause, death or disability, or by Mr. Arduini for good reason, then Mr. Arduini will be entitled to receive the same payments and benefits as in the non-change in control context, except: (i) the lump sum cash payment will instead equal 2.99 times the sum of Mr. Arduini’s annual base salary and target bonus and (ii) Mr. Arduini will receive a pro-rata portion of his annual bonus for the year of termination, determined based on actual performance.

If Mr. Arduini’s employment is terminated due to his death, then his estate will receive (i) a lump sum cash payment equal to Mr. Arduini’s annual base salary, and (ii) Company-subsidized healthcare continuation coverage for up to twelve months after his termination date.

Mr. Arduini’s right to receive the severance payments pursuant to the Arduini Agreement (other than upon his death) is contingent on Mr. Arduini’s executing a general release of claims against the Company (provided that the Company also executes a general release of claims against Mr. Arduini). In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Arduini than receiving the full amount of such payments.

Change-in-Control Severance Agreements for Other Executive Officers

In January 2015, the Company entered into Change-in-Control Severance Agreements with Messrs. Coleman, Augusti, Gorelick, and Davis in order to keep such executives engaged both before and during any possible impending deals or transactions, as well as the need for continuity in management after any potential change in control. Each Change-in-Control Severance Agreement provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within one year following a “change in control” of the Company (each, as defined in the Change-in-Control Severance Agreements). In the event of a qualifying termination, the Change-in-Control Severance Agreements provide for:

•	a lump sum payment equal to 1.5 times the sum of the executive’s annual base salary and target cash bonus;

•	a lump sum payment equal to a pro rata portion of the executive’s target cash bonus for the partial fiscal year in which the termination occurs;

•	Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and

•	Company-paid outplacement services for up to twelve months following the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his or her delivery and non-revocation of an effective general release of claims in favor of the Company.

In addition, under the Change-in-Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The term of each Change-in-Control Severance Agreement expired on January 31, 2016. However, upon the occurrence of a change in control, the term would have automatically been extended until the one-year anniversary of the date on which the change in control occurred. In addition, if the executive incurred a qualifying termination during the term of this Agreement, the term would automatically have been further extended until each party’s rights and obligations were fully satisfied.

After the Change-in-Control Severance Agreements expired, the Company entered into new change-in-control severance agreements in February 2016 for Messrs. Coleman, Augusti, Gorelick, and Davis. The Company made the following changes to the prior change-in-control severance agreements:

•	Mr. Coleman’s lump-sum payment is now two times (instead of 1.5 times) the sum of his annual base salary and target cash bonus;

•	A “qualifying termination” may now occur on or within two years (instead of one year) following a “change in control” of the Company and so long as such change in control occurs by January 31, 2017;

•

The new change-in-control severance agreements further clarified that to the extent the executive has not yet received his or her short-term annual cash bonus for his or her prior year’s performance with the Company, the executive shall still receive such short term annual cash bonus for prior year performance at the time non-terminated employees receive such short-term annual cash bonus if such payment is due; and

•

The term of the new change-in-control severance agreements expires on January 31, 2017. However, upon the occurrence of a change in control, the term will automatically be extended until the two-year anniversary (instead of the one year anniversary) of the date on which the change in control occurs. In addition, if the executive incurs a qualifying termination during the term of this Agreement, the term automatically will be further extended until each party’s rights and obligations are fully satisfied.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2015 Annual Report on Form 10-K.

The Compensation Committee of the Board of Directors

KEITH BRADLEY (CHAIR) BARBARA B. HILL DONALD E. MOREL, JR.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation paid to our President and Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers based on total compensation earned during 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)

Peter J. Arduini	2015	885,642	—	3,053,586	2,267,236	1,389,535	—	7,825	7,603,824
President and Chief	2014	827,758	—	2,450,031	1,050,017	1,126,907	—	23,295	5,478,008
Executive Officer and Director	2013	787,115	—	1,737,558	450,006	—	—	3,825	2,978,504

Glenn G. Coleman	2015	478,077	—	397,049	480,009	348,000	—	7,825	1,710,960
Corporate Vice President and	2014	287,308	250,000	980,051	420,010	190,000	—	—	2,127,369
Chief Financial Officer

Mark Augusti	2015	396,346	95,000	383,522	—	230,400	—	7,825	1,113,093
Corporate Vice President,
President — Orthopedics and
Tissue Technologies

Richard D. Gorelick	2015	388,734	—	188,767	228,066	190,000	—	4,125	999,692
Corporate Vice President,	2014	364,236	—	251,264	—	141,000	—	4,125	760,625
General Counsel, Administration and Secretary, Interim Chief	2013	355,670	—	139,024	—	—	—	4,125	498,819
Human Resources Officer

Robert T. Davis, Jr	2015	391,635	—	297,961	60,505	232,500	—	4,125	986,726
Corporate Vice President,	2014	344,673	—	278,089	—	175,000	—	104,598	902,360
President — Specialty Surgical Solutions	2013	335,115	—	175,065	—	—	—	4,125	514,305

(1)	The amounts reported for Messrs. Coleman and Augusti represent a one-time sign-on hiring bonus for each executive.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant dates in 2015, 2014, and 2013. In regards to the stock options, for a discussion of assumptions used to estimate fair value, please see Note 8, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Amounts in column (e) and (f) for each NEO include the incremental fair value of certain modifications made to outstanding equity awards in connection with the spin-off of the Company’s orthobiologics and spine fusion hardware business (also referred to as the “spine business”). On May 22, 2015 the Board approved the methodology that would apply to convert outstanding Integra equity awards upon completion of the spin-off into post-spin equity awards of Integra or SeaSpine in order to preserve intrinsic value. See “— Compensation Discussion and Analysis — Equity Treatment for NEOs pertaining to the Spin-Off of the Company’s Spine Business” for more information.

(3)	The amounts in column (g) reflect cash awards for 2015 earned pursuant to the terms of the Performance Incentive Compensation Plan. No awards were paid to the executives for 2013 pursuant to the Performance Incentive Compensation Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(4)	The amounts reported in the All Other Compensation column for each NEO represents legal fees, relocation expenses, 401(k) employer matching contributions, and executive physicals. No tax gross-ups were paid on any of these components. The breakout of the components is shown in the following table below:

BREAKDOWN OF ALL OTHER COMPENSATION

	Year	Legal Fees ($)	Relocation Expenses ($)	401(k) Employer Matching Contribution ($)	Executive Physical ($)	Total ($)
Peter J. Arduini	2015	—	—	4,125	3,700	7,825
	2014	15,000	—	3,900	4,395	23,295
	2013	—	—	3,825	—	3,825

Glenn G. Coleman	2015	—	—	4,125	3,700	7,825
	2014	—	—	—	—	0

Mark Augusti	2015	—	—	4,125	3,700	7,825

Richard D. Gorelick	2015	—	—	4,125	—	4,125
	2014	—	—	4,125	—	4,125
	2013	—	—	4,125	—	4,125

Robert T. Davis, Jr	2015	—	—	4,125	—	4,125
	2014	—	100,473	4,125	—	104,598
	2013	—	—	4,125	—	4,125

Grants of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

	Award Type	Grant Date (b)	Date of Board or Comp. Committee Action*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name (a)				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Peter J. Arduini	PSU	3/23/2015	5/22/2015					37,229	(5)					2,095,627
	RSU	3/23/2015	5/22/2015								12,883			800,034
	Stock Option	3/23/2015	5/22/2015									69,114	53.73	1,334,653
	Cash Bonus	1/1/2015	2/17/2015	429,665	945,262	1,720,377
	Stock Option	3/6/2014	5/22/2015									59,217	41.76	165,394
	Stock Option	5/22/2013	5/22/2015									33,893	31.58	95,164
	Stock Option	3/1/2012	5/22/2015									215,794	27.78	596,953
	Stock Option	3/1/2012	5/22/2015									27,138	27.78	75,072
	RSA	3/25/2013	5/22/2015								3,442			8,837
	PSU	3/24/2014	5/22/2015					29,203						74,969
	PSU	3/25/2013	5/22/2015					14,800						56,705
	PSU	3/25/2013	5/22/2015					6,783						17,413

Glenn G. Coleman	PSU	3/23/2015	5/22/2015					4,421	(5)					248,883
	RSA	3/23/2015	5/22/2015								1,768			99,553
	Stock Option	3/23/2015	5/22/2015									8,208	53.73	158,508
	Stock Option	11/16/2015	10/28/2015									11,453	63.37	250,019
	Cash Bonus	1/1/2015	2/17/2015	46,400	232,000	348,000
	Stock Option	5/2/2014	5/22/2015									25,329	38.82	71,482
	RSA	5/2/2014	5/22/2015								5,410			13,891
	PSU	5/2/2014	5/22/2015					13,525						34,722

Mark Augusti	PSU	3/23/2015	5/22/2015					1,954	(5)					110,029
	RSA	3/23/2015	5/22/2015								1,954			110,029
	RSA	4/7/2015	5/22/2015								2,869			157,403
	Cash Bonus	1/1/2015	2/17/2015	30,720	153,600	230,400
	RSA	10/7/2014	5/22/2015								2,361			6,062

Richard D. Gorelick	PSU	3/23/2015	5/22/2015					1,533	(5)					86,345
	RSA	3/23/2015	5/22/2015								1,533			86,345
	Stock Option	3/23/2015	5/22/2015									1,453	53.73	28,060
	Stock Option	11/16/2015	10/28/2015									9,162	63.37	200,006
	Cash Bonus	3/23/2015	2/17/2015	26,403	132,016	198,024
	RSA	3/25/2013	5/22/2015								697			1,789
	RSA	3/24/2014	5/22/2015								2,096			5,383
	PSU	3/25/2013	5/22/2015					1,372						3,522
	PSU	3/24/2014	5/22/2015					2,096						5,383

Robert T. Davis, Jr.	PSU	3/23/2015	5/22/2015					2,426	(5)					136,577
	RSA	3/23/2015	5/22/2015								2,426			136,577
	Stock Option	3/23/2015	5/22/2015									3,132	53.73	60,505
	Cash Bonus	1/1/2015	2/17/2015	31,000	155,000	232,500
	RSA	7/9/2012	5/22/2015								2,138			5,490
	RSA	3/25/2013	5/22/2015								626			1,608
	RSA	7/9/2013	5/22/2015								1,023			2,626
	RSA	3/24/2014	5/22/2015								2,321			5,959
	PSU	3/25/2013	5/22/2015					1,233						3,166
	PSU	3/24/2014	5/22/2015					2,321						5,959

*	On May 22, 2015, in connection with the spin-off of the Company’s spine business, the Board approved the Employee Matters Agreement, which outlines the equity adjustments and modifications, as applicable, for the outstanding equity awards.

(1)	Amounts reported in columns (c) through (e) represent potential cash payments pursuant to the Company’s Performance Incentive Compensation Plan. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee and, for Mr. Arduini, provided in the applicable employment agreement. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(2)	The amount shown in this column represents shares of performance stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of this performance stock award.

(3)	The amounts shown in this column represent shares of restricted stock or contract stock/restricted stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of these restricted stock and contract stock/restricted unit awards.

(4)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted stock units, performance stock and stock options granted to each NEO in 2015. For restricted stock and contract stock/restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the grant date noted. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 8, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Amounts in column (l) for each NEO include the incremental fair value of certain modifications made to outstanding equity awards in connection with the spin-off of the Company’s spine business. On May 22, 2015 the Board approved the methodology that would apply to convert outstanding Integra equity awards upon completion of the spin-off into post-spin equity awards of Integra or SeaSpine in order to preserve intrinsic value. See “— Compensation Discussion and Analysis — Equity Treatment for NEOs pertaining to the Spin-Off of the Company’s Spine Business” for more information.

(5)	This grant of performance stock was made to the executive for his 2014 performance The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2015, 33% shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2016, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2017, 34% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2015.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Peter J. Arduini	215,794	—	27.78	03/01/2020	—	—	—	—
	27,138	—	27.78	03/01/2020
	31,068	2,825	31.58	5/22/2021
	34,543	24,674	41.76	03/06/2022
		69,114	53.73	03/23/2023
					28,928	1,960,740
							88,015	5,965,657
Glenn G. Coleman	—	11,453	63.37	11/16/2023	—	—	—	—
	6,332	18,997	38.82	05/02/2022
		8,208	53.73	03/23/2023
					7,178	486,525
							17,946	1,216,380
Mark Augusti	—	—	—	—	6,405	434,131	—	—
							1,954	132,442
Richard D. Gorelick	—	1,453	53.73	03/23/2023	—	—	—	—
		9,162	63.37	11/16/2023
					4,326	293,216
							5,001	338,968
Robert T. Davis, Jr.	—	3,132	53.73	3/23/2023	—	—	—	—
					5,892	399,360
							5,980	405,324

(1)	Vesting information for each outstanding non-qualified stock option award as of December 31, 2015 for the Named Executive Officers is described in the table below.

Vesting Date	Exercise Price	Peter J. Arduini		Glenn G. Coleman	Mark Augusti	Richard D. Gorelick	Robert T. Davis Jr.
	Number of Shares Underlying Non-Qualified Stock Option Awards
2016			(a)
3/23/2016	53.73			2,708	—	363	783
5/2/2016	38.82	—		6,332	—	—	—

2017			(b)
3/23/2017	53.73			2,708	—	363	783
5/2/2017	38.82	—		6,332	—	—	—

2018			(c)
3/23/2018	53.73			2,792	—	363	783
11/16/2018	63.37	—		11,453	—	9,162	—
5/2/2018	38.82	—		6,333	—	—	—

2019
3/23/2019	53.73	—		—	—	364	783

(a)	Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. The 2,825 unexercisable non-qualified stock options pursuant to Mr. Arduini’s May 22, 2013 non-qualified stock option grant will vest monthly over the first three months of 2016. 19,739 of the 24,674 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 6, 2014 non-qualified stock option grant will vest monthly throughout 2016. In addition, 23,037 of the 69,114 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 23, 2015 grant will vest on March 23, 2016, the first anniversary of such grant. Thereafter, 17,278 non-qualified stock options pursuant to Mr. Arduini’s March 23, 2015 grant will vest monthly for the remaining nine months of 2016.

(b)	Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. The 4,935 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 6, 2014 non-qualified stock option grant will vest monthly over the first three months of 2017. 23,039 of the 28,799 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 23, 2015 non-qualified stock option grant will vest monthly throughout 2017.

(c)	Mr. Arduini’s non-qualified stock options vest as follows: one third of the shares vest on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. The 5,760 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 23, 2015 non-qualified stock option grant will vest monthly over the first three months of 2018.

(2)	The amounts in columns (g) and (h) reflect the number and market values of the outstanding RSUs and RSAs as of December 31, 2015 for the Named Executive Officers. Scheduled vesting of such RSUs and RSAs and the number of shares underlying such awards is described in the table below. Please note that Mr. Arduini is the only Named Executive Officer with RSUs.

Vesting Date	Peter J. Arduini		Glenn G. Coleman	Mark Augusti	Richard D. Gorelick	Robert T. Davis Jr.
	Number of Shares Underlying Outstanding RSUs and RSAs
2016
3/23/2016	4,295	(a)	582	645	505	800
3/24/2016	5,028	(a)	—		1,032	1,144
3/25/2016	5,990	(a)(b)	—		697	626
5/2/2016	—		1,803		—
7/9/2016	—		—		—	519
10/7/2016	—		—	779	—
4/7/2016	—		—	947	—

2017
3/23/2017	4,294	(a)	584	645	506	801
3/24/2017	5,027	(a)	—		1,064	1,177
5/2/2017	—		1,803		—
10/7/2017	—		—	803	—
4/7/2017	—		—	947	—

2018
3/23/2018	4,294	(a)	602	664	522	825
5/2/2018	—		1,804	—	—
4/7/2018	—		—	975	—

(a)	The terms of this RSU award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service.

(b)	The amount reflected for Mr. Arduini represents two grants; one RSA grant for 3,442 shares (not deferred), and a second grant of 2,548 RSUs (deferred as stated above in footnote (a)).

(3)	The amounts in columns (i) and (j) reflect the number and market values of the outstanding performance stock as of December 31, 2015 for the Named Executive Officers. Scheduled vesting of all performance stock awards and the number of shares underlying such awards, subject to the satisfaction of the performance goals, is described in the table below.

Vesting Date	Peter J. Arduini		Glenn G. Coleman	Mark Augusti	Richard D. Gorelick	Robert T. Davis Jr.
	Number of Shares Underlying Outstanding Performance Stock Awards
2016
3/23/2016	12,285		1,459	645	505	800
3/24/2016	14,384		—	—	1,033	1,144
3/25/2016	21,583	(a)	—	—	1,372	1,233
5/2/2016	—		4,508	—	—	—

2017
3/23/2017	12,285		1,459	645	506	801
3/24/2017	14,819		—	—	1,063	1,177
5/2/2017	—		4,508	—	—	—

2018
3/23/2018	12,659		1,503	664	522	825
5/2/2018	—		4,509	—	—	—

(a)	The amount reflected for Mr. Arduini represents two PSU awards; one PSU award for 6,783 shares (not deferred), and a second grant of 14,800 PSUs (deferred, such that the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service).

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Peter J. Arduini	—	—	80,063	4,591,141	(2)
Glenn G. Coleman	—	—	5,460	306,961
Mark Augusti	—	—	779	45,938
Richard D. Gorelick.	—	—	4,705	292,888
Robert T. Davis, Jr.	—	—	5,670	352,594

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)

This includes the market value of the shares that are vested and deferred and also shown in the Non-Qualified Deferred Compensation Table as follows: (i) 38,064 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,390 units were withheld to pay taxes), of which the third installment vested fully on the third anniversary of the grant date, based on the $53.39 closing price of our common stock on the vesting date, (ii) 7,313 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), of which the third installment fully vested on the third anniversary of the grant date, based on the $56.99 closing price of our common stock on the vesting date, (iii) 4,821 shares of common stock underlying restricted stock units from an initial grant in March 2014 of 15,083 units (of which 207 units were withheld to pay taxes), of which the first installment fully vested on the first anniversary of the grant date, based on the $62.65 closing price of our common stock on the vesting date, (iv) 6,989 shares of common stock underlying performance stock units from an initial grant in March 2013 of 19,109 units (of which 259 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on $61.58 closing price of our common stock on the vesting date, and (v) 2,443 shares of common stock underlying restricted stock units from an initial grant in March 2013 of 7,644 units (of which 105 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on $61.58 closing price of our common stock on the vesting date and also the fair market value of the shares that vested and were released to the executive. Such deferred shares are deliverable within thirty days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company.

Nonqualified Deferred Compensation in 2015

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Peter J. Arduini	—	3,331,863	(1)	2,494,312	(2)	—	12,967,941	(3)

(1)	This represents the market value of (i) 38,064 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,390 units were withheld to pay taxes), of which the third installment vested fully on the third anniversary of the grant date, based on the $53.39 closing price of our common stock on the vesting date, (ii) 7,313 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), of which the third installment fully vested on the third anniversary of the grant date, based on the $56.99 closing price of our common stock on the vesting date, (iii) 4,821 shares of common stock underlying restricted stock units from an initial grant in March 2014 of 15,083 units (of which 207 units were withheld to pay taxes), of which the first installment fully vested on the first anniversary of the grant date, based on the $62.65 closing price of our common stock on the vesting date, (iv) 6,989 shares of common stock underlying performance stock units from an initial grant in March 2013 of 19,109 units (of which 259 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on $61.58 closing price of our common stock on the vesting date, and (v) 2,443 shares of common stock underlying restricted stock units from an initial grant in March 2013 of 7,644 units (of which 105 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on $61.58 closing price of our common stock on the vesting date.

(2)	This represents the gain in the value of 191,324 shares of common stock underlying restricted stock units through December 31, 2015.

(3)	This represents the year-end value of the 191,324 of common stock underlying restricted stock units through December 31, 2015. All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $67.78 closing price of our common stock on December 31, 2015.

Potential Payments Upon Termination or Change in Control

As of December 31, 2015, the Company has entered into agreements with each of its named executive officers, which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2015. On December 31, 2015, the

Company’s common stock had a closing sale price on the Nasdaq Global Select Market of $67.78. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Peter J. Arduini, dated as of June 16, 2014 (the “Arduini Agreement”) and (ii) individual Change in Control Severance Agreements, dated January 26, 2015, between the Company and Glenn Coleman, Mark Augusti, Richard Gorelick and Robert Davis, Jr.(collectively, the “Change in Control Agreements”) (the Arduini Agreement and the Change in Control Agreements are collectively referred to in this section as the “Agreements”).

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Arduini Agreement provides for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Mr. Arduini for “Good Reason” (as defined in the Arduini Agreement) before a change in control of the Company: (i) a lump sum cash severance payment equal to 2.99 times his annual base salary; (ii) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and (iii) Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

Upon such termination, Mr. Arduini will receive the accelerated vesting of unvested shares from the following two equity awards: (i) a March 2013 restricted stock grant and (v) a March 2013 PSU grant. In addition, Mr. Gorelick’s March 2013 restricted stock award provides for the accelerated vesting of the unvested shares upon termination of employment by the Company without “Cause” or by Mr. Gorelick for “Good Reason” (as defined in the Third Amended and Restated 2003 Equity Incentive Plan) before a change in control of the Company. In all cases, the number of shares distributed will be net of applicable shares withheld for employment or income taxes at the time of grant, vesting or distribution. None of the unvested equity awards held by Messrs. Coleman, Augusti, or Davis, will vest upon such termination.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Death

Only the Arduini Agreement provides severance payments and benefits upon death. If Mr. Arduini dies during the term of his employment, then the Company will pay to his estate a lump sum payment equal to one times his annual base salary. In addition, the Company will pay his eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan for a period of one year from the date of his death.

All of Mr. Arduini’s unvested equity awards will vest in the event of death other than the non-deferred PSU grants in March of 2013, 2014 and 2015, which would remain outstanding and subject to the achievement of the respective performance goals. All of Messrs. Coleman’s, Augusti’s, Gorelick’s, and Davis’ unvested equity awards will vest in the event of death other than their respective outstanding PSU grants, which would remain outstanding and subject to the achievement of the respective performance goals.

Payments Upon Disability

None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as death as stated above.

Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Arduini Agreement and Change in Control Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control.

The Arduini Agreement provides that, if Mr. Arduini’s employment with the Company is terminated within twenty-four months following a change in control by the Company other than cause, death, or disability, or by Mr. Arduini for good reason, then the Company will pay (i) a lump-sum cash payment equal to a multiple of 2.99 times the sum of Mr. Arduini’s base salary and target cash bonus as well as (ii) a pro-rata portion of Mr. Arduini’s annual bonus for the fiscal year in which the termination date occurs, based on actual results for such year. In addition, the Company will pay Mr. Arduini for up to eighteen months after the termination date (i) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents and (ii) Company-paid life and disability insurance premiums for Mr. Arduini.

The Change in Control Agreements for Messrs. Coleman, Augusti, Davis, and Gorelick provide that, if any applicable named executive officer’s employment with the Company is terminated within twelve months following a change in control by the Company without cause or by such named executive officer for good reason, then the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times the sum of the named executive officer’s base salary and target cash bonus, (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.

The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted on or after January 1, 2013 for all of the named executive officers, if a change in control occurs and the named executive officers incurs a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to the Arduini Agreement) following the date of such change in control. The NEOs will receive payment of common stock underlying such grants of restricted stock, stock options, and PSUs in such event. In addition, Mr. Arduini will receive deferred payment of common stock underlying such grants of restricted stock units on the date that represents six months after the date of his termination of employment.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Under the Change in Control Agreements as well as the equity award agreements (except for the PSU award agreements) for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason. Pursuant to Mr. Arduini’s PSU award agreements, a qualifying termination would be deemed to have occurred: (i) if the Company terminates Mr. Arduini without cause, (ii) if Mr. Arduini terminates his employment with the Company for good reason, (iii) by reason of Mr. Arduini’s disability, or (iv) by reason of Mr. Arduini’s death. In addition, for all other NEOs’ PSU award agreements, a qualifying termination would be deemed to have occurred by reason of such NEO’s disability or death.

Restrictive Covenants And Other Conditions

For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 31, 2015 or a change in control of the Company occurred on December 31, 2015, as applicable:

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Death	Disability	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)
Peter J. Arduini
Cash Severance	$2,569,394	$859,329	$—	$6,785,262
Continued Health & Other Benefits(1)	$36,587	$23,791	$—	$36,587
Acceleration of Stock Options	$—	$1,715,334	$1,715,334	$1,715,334
Acceleration of Other Grants(2)	$1,236,443	$2,963,884	$2,963,884	$7,926,397
Fees/Interest(3)	$7,305	$2,476	$—	$19,123
Total	$3,849,729	$5,564,814	$4,679,218	$16,482,703
Glenn G. Coleman
Cash Severance	$—	$—	$—	$1,276,000
Continued Health & Other Benefits(1)	$—	$—	$—	$22,507
Acceleration of Stock Options	$—	$715,983	$715,983	$715,983
Acceleration of Other Grants	$—	$486,525	$486,525	$1,702,905
Fees/Interest	$—	$—	$—	$—
Total	$—	$1,202,508	$1,202,508	$3,717,395
Mark Augusti
Cash Severance	$—	$—	$—	$960,000
Continued Health & Other Benefits(1)	$—	$—	$—	$11,870
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$434,131	$434,131	$566,573
Fees/Interest	$—	$—	$—	$—
Total	$—	$434,131	$434,131	$1,538,443
Richard D. Gorelick
Cash Severance	$—	$—	$—	$895,822
Continued Health & Other Benefits(1)	$—	$—	$—	$22,507
Acceleration of Stock Options	$—	$60,819	$60,819	$60,819
Acceleration of Other Grants	$47,243	$293,216	$293,216	$632,184
Fees/Interest	$—	$—	$—	$—
Total	$47,243	$354,035	$354,035	$1,611,332
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$968,750
Continued Health & Other Benefits(1)	$—	$—	$—	$12,655
Acceleration of Stock Options	$—	$44,005	$44,005	$44,005
Acceleration of Other Grants	$—	$399,360	$399,360	$804,684
Fees/Interest	$—	$—	$—	$—
Total	$—	$443,365	$443,365	$1,830,094

(1)	The Company will pay Mr. Arduini the monthly premium cost of COBRA health insurance as well as the Company’s monthly premium cost of the Company’s life and disability insurance plans for up to 18 months following Mr. Arduini’s termination date. The Company will pay Messrs. Coleman, Augusti, Gorelick, and Davis the difference between the monthly premium cost of COBRA health insurance and such executives’ personal monthly health insurance contributions that were in effect prior to such executives’ termination for up to 18 months following such executives’ termination date.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)	For Mr. Arduini, the amount shown represents the interest on his severance payment (cash severance plus premium cost for health and other insurance benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 0.56% compounded monthly.

The Company does not provide for any tax gross-up payments.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation. The compensation of directors during 2015 included the compensation payable during the period beginning with the Company’s 2014 Annual Meeting of Stockholders on May 20, 2014 and ending with the Company’s 2015 Annual Meeting of Stockholders on May 22, 2015.

As compensation for their service during the period beginning with the Company’s 2014 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $125,000 (or $175,000 for the Chairman). Directors also received an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, effective as of the 2014 Annual Meeting of Stockholders, the Company paid the following separate annual cash fees to certain directors as follows: (1) $7,500 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director, and (6) $25,000 for the Chairman.

Effective as of the 2015 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $155,000 (increased from $125,000) (or $205,000 for the Chairman (increased from $175,000)). Directors also received an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. These equity grants were adjusted pursuant to the spin-off of the Company’s orthobiologics and spine fusion hardware business. For more information regarding the equity adjustments, please see “— Compensation Discussion and Analysis — Equity Treatment for NEOs pertaining to the Spin-Off of the Company’s Spine Business.” In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair (increased from $7,500), (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman (increased from $25,000).

Effective as of the 2016 Annual Meeting of Stockholders, non-employee directors will receive an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $170,000 (increased from $155,000) (or $220,000 for the Chairman (increased from $205,000)). Directors will also continue to receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company will pay the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation for non-employee directors in 2015.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1)(2) ($) (c)	Option Awards(3)(4) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Keith Bradley	90,000	161,839	21,347	—	273,186
Richard E. Caruso	75,000	161,839	166,121	—	402,960
Stuart M. Essig	87,500	214,070	1,489,722	—	1,791,292
Barbara B. Hill	—	240,151	—	—	240,151
Lloyd W. Howell, Jr.	—	240,151	—	—	240,151
Donald E. Morel, Jr.	37,500	161,839	—		199,339
Raymond G. Murphy	52,500	161,839	21,861	—	236,200
Christian S. Schade	90,000	161,839	62,170	—	314,009
James M. Sullivan	55,000	201,030	57,438	—	313,468

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date. Amounts in columns (c) for each director include the incremental fair value of certain modifications made to outstanding restricted stock awards in connection with the spin-off of the Company’s spine business. On May 22, 2015 the Board approved the methodology that would apply to convert outstanding Integra equity awards upon completion of the spin-off into post-spin equity awards of Integra or SeaSpine in order to preserve intrinsic value. See “— Compensation Discussion and Analysis — Equity Treatment for NEOs pertaining to the Spin-Off of the Company’s Spine Business” for more information.

(2)	Stock awards outstanding as of December 31, 2015 for each director consisted of restricted shares of common stock, as follows: Keith Bradley — 1,328; Richard E. Caruso — 1,328; Stuart M. Essig — 1,755; Barbara B. Hill — 1,970; Lloyd W. Howell, Jr. — 1,970; Donald E. Morel, Jr. — 1,328; Raymond G. Murphy — 1,328; Christian S. Schade — 1,328 and James M. Sullivan — 1,650.

(3)	This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 8, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Amounts in columns (d) for each director represent the incremental fair value of certain modifications made to outstanding non-qualified stock options in connection with the spin-off of the Company’s spine business. On May 22, 2015, the Board approved the methodology that would apply to convert outstanding Integra equity awards upon completion of the spin-off into post-spin equity awards of Integra or SeaSpine in order to preserve intrinsic value. See “—Compensation Discussion and Analysis — Equity Treatment for NEOs pertaining to the Spin-Off of the Company’s Spine Business” for more information.

(4)	The aggregate number of options held by each director as of December 31, 2015 was as follows: Keith Bradley — 7,829; Richard E. Caruso — 61,970; Stuart M. Essig — 548,048; Barbara B. Hill — 0; Lloyd W. Howell, Jr. — 0; Donald E. Morel, Jr. — 0; Raymond G. Murphy — 7,829; Christian S. Schade — 23,487 and James M. Sullivan — 20,918.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	1,608,640	(2)	35.02	(3)	2,395,353	(4)
Total	1,608,640		35.02		2,395,353

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 9,834 shares of common stock underlying unvested Restricted Stock Units, (b) 36,647 shares of common stock underlying outstanding unvested contract stock, (c) 155,939 shares of common stock underlying outstanding unvested options, (d) 177,745 shares underlying unvested Performance Stock Units, (e) 6,989 shares underlying vested and deferred Performance Stock Units, (f) 184,335 shares underlying vested and deferred contract stock and (g) 1,037,151 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 9,834 shares of common stock underlying Restricted Stock Units, (b) 177,745 shares of common stock underlying outstanding Performance Stock Units, (c) 6,989 shares underlying vested and deferred Performance Stock Units, (d) 220,982 shares of common stock underlying contract stock and (e) 1,178,323 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $35.02.

(4)	Consists of 1,037,150 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,358,203 shares which remain available for issuance under the other Approved Plans, including 1,319,834 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Bradley, Ms. Hill and Dr. Morel are the current members of the Compensation Committee. None of our compensation committee members currently serves, nor did they ever serve, as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, a director and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $272,309 for rent of this facility for 2015.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on July 21, 2015, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2015. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 26, 2016.

The Audit Committee of the Board of Directors

RAYMOND G. MURPHY (CHAIR) LLOYD W. HOWELL, JR. CHRISTIAN S. SCHADE JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 29, 2016 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)		Total		Percent of Class(3)
Peter J. Arduini	16,771		376,355	(4)	393,126		1.1%
Keith Bradley, Ph.D	13,746		7,829		21,575		*
Richard E. Caruso, Ph.D	6,152,415	(5)	46,271		6,198,686	(5)	16.7%
Stuart M. Essig, Ph.D	960,319		548,048		1,508,367		4.0%
Barbara B. Hill	13,933		—		13,933		*
Lloyd W. Howell, Jr	14,558		—		14,558		*
Donald E. Morel, Jr., Ph.D.	9,443		—		9,443		*
Raymond G. Murphy	27,073		7,829		34,902		*
Christian S. Schade	10,721		23,487		34,208		*
James M. Sullivan	24,907		20,918		45,825		*
Glenn G. Coleman	10,741		10,499	(6)	21,240		*
Mark Augusti.	6,912		645		7,557		*
Richard D. Gorelick	15,550		3,273		18,823		*
Robert T. Davis, Jr.	12,634		3,960		16,594		*
All directors, nominees for director and executive officers as a group (20 persons)	7,326,817		1,059,219	(4)	8,386,036		22.0%
FMR LLC, Abigail P. Johnson and Fidelity Small Cap Discovery Fund 245 Summer Street Boston, MA 02210	5,547,341	(6)	—		5,547,341	(6)	15.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,738,897	(7)	—		2,738,897	(7)	7.4%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,213,062	(8)	—		2,213,062	(8)	6.0%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 29, 2016 upon (i) the exercise of an option or other convertible security as well as (ii) the vesting of performance stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 29, 2016, we had 37,000,721 shares of common stock outstanding.

(4)

Excludes outstanding Restricted Stock Units awarded to Mr. Arduini that vested but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 29, 2016. Such Restricted Stock Units are deferred and shall be delivered to Mr. Arduini within 30 days following the first business day that occurs immediately following the six month period after the date of his separation of service. Also excludes 21,789 outstanding PSUs awarded to Mr. Arduini in March 2013 that vested but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 29, 2016. Such PSUs are deferred and shall be delivered to Mr. Arduini within 30 days following the first business day that occurs immediately following the six month period after the date of his separation of service.

(5)	Includes 5,991,205 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 73,146 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by Tru St, Provco and The Uncommon Individual Foundation. Also includes 49,027 shares owned by Dr. Caruso. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(6)	FMR LLC, a holding company of investment companies, and Abigail P. Johnson each report beneficially owning and having sole dispositive power over 5,547,341 shares of which FMR LLC has sole voting power over 187 shares. Of the 5,547,341 shares, Fidelity Small Cap Discovery Fund (an investment company) owns and has sole voting power over 2,300,000 shares. Members of the Johnson family including Ms. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family group may be deemed under the Investment Company Act of 1940 (the “1940 Act”) to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the 1940 Act, which power resides with the funds’ boards of trustees. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 12, 2016.

(7)	BlackRock, Inc. has sole voting power of 2,673,248 shares and sole dispositive power over all of the 2,738,897 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 26, 2016.

(8)	The Vanguard Group has sole voting power of 47,797 shares and sole dispositive power of 2,165,065 shares of the total 2,213,062 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 46,197 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 3,400 shares as a result of its serving as investment manager of Australian investment offerings. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange

Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2015.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting of Stockholders is December 16, 2016. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 16, 2016. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 16, 2016, then the Company’s proxy for the 2017 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2017 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Vice President, General Counsel, Administration and Secretary at our principal executive offices between January 24, 2017 and the close of business on February 23, 2017. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Corporate Vice President, General Counsel, Administration and Secretary.

OTHER MATTERS

A copy of the Company’s 2015 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission on February 26, 2016. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/S/ RICHARD D. GORELICK Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 15, 2016

APPENDIX A

Reconciliations of Non-GAAP Financial Measures

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

($ in thousands)	2014	2015
GAAP net income	$36,295	$6,851
Non-GAAP adjustments
Depreciation expense	23,666	27,018
Intangible asset amortization expense	22,731	32,235
Other (income) expense, net	492	(4,588)
Interest (income) expense, net	21,799	23,504
Income tax (benefit) expense	9,271	53,820
Impairment charges	790	—

Total of non-GAAP adjustments	78,749	131,989

EBITDA	$115,044	$138,840
Manufacturing facility remediation costs	1,416	—
Global ERP implementation charges	23,063	16,375
Structural optimization charges	13,716	17,171
Certain employee severance charges	9,094	2,642
Discontinued product line charges	692	—
Acquisition-related charges	9,182	16,773
Post-spin SeaSpine separation-related charges	—	3,801

Total of non-GAAP adjustments	135,912	188,751

Adjusted EBITDA	$172,207	$195,602

A-1

0 ¢

PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY - Annual Meeting of Stockholders - Tuesday, May 24, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Arduini and Glenn G. Coleman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 31, 2016 at the Annual Meeting of Stockholders to be held on Tuesday, May 24, 2016 or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 24, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.integralife.com/financials.cfm

Your vote is very important to us.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333333330000 6	052416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.		1.	The Election of Directors:
				FOR	AGAINST	ABSTAIN
			Peter J. Arduini	☐	☐	☐
			Keith Bradley	☐	☐	☐
			Richard E. Caruso	☐	☐	☐
			Stuart M. Essig	☐	☐	☐
			Barbara B. Hill	☐	☐	☐
			Lloyd W. Howell, Jr.	☐	☐	☐
			Donald E. Morel, Jr.	☐	☐	☐
			Raymond G. Murphy	☐	☐	☐
			Christian S. Schade	☐	☐	☐
			James M. Sullivan	☐	☐	☐
		2.	The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2016;	☐	☐	☐
		3.	A non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢